U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______________________

FORM 10-SB

GENERAL FORM FOR REGISTRATION OF SECURITIES
OF SMALL BUSINESS ISSUERS
Under Section 12(b) or (g) of The Securities Exchange Act of 1934

________________________

AVT, INC.
(Name of small business issuer in its charter)

Nevada (State or jurisdiction of Incorporation or organization)		11-3828743 (I.R.S. Employer Identification No.)

341 Bonnie Circle, Suite 102 Corona, CA 92880 (Address of Principle Executive Offices)		92880 (Zip Code)

(951) 737-1057 (Issuer’s Telephone Number)

Securities to be registered under Section 12(b) of the Act:

Title of each class To be so registered	Name of exchange on which each class is to be registered

None	N/A

Securities to be registered under Section 12(g) of the Act:

Common Stock, $0.001 par value (Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.                      Description of Business

The Company

AVT, Inc., is a public company having a primary focus on the manufacture of vending and product dispensing systems which utilize an innovative approach of development, integration of technology and advertising media.  Our products define the cutting edge of the vending industry and position us as an industry innovator.  We are also a vending operator having approximately 1,000 vending systems throughout the Los Angeles, Orange and Riverside, California counties.  It is our vending operation experience over the past years that adds to the distinctive advantage and overall success as a manufacture and leader of technology based vending products. Our executive offices, engineering and manufacturing facility and warehouse are located at 341 Bonnie Circle, Suite 102, Corona, CA 92880.  Our telephone number is (951) 737-1057.

We were originally incorporated under the laws of the State of Delaware on February 25, 1969 as Infodex, Incorporated.  In January 2008, we changed our name to AVT, Inc. and changed domiciles to the State of Nevada.  Our fiscal year end is December 31st.

The Business

AVT, Inc. is an innovative vending operator and manufacturer of technology based vending solutions and equipment.  We currently employ a workforce of approximately 35 people and services approximately 300 commercial and government vending accounts in Southern California.  We use our exclusive technologies to drive our vending innovations which are in various stages of development.  AVT’s technology staff ranges from electrical and mechanical engineers to software programmers and IT specialists thereby enabling us to design and control all of our unique products while keeping the “edge” on all of our developed products

Our business currently focuses on the following:

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Manufacturing of the RAM 4000 vending machine, a refrigerated beverage/snack combination vending machine containing more sophisticated technology then our competitors and offered at competitive pricing.

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Manufacturing of the RAM 5000 vending machine, a high capacity non-refrigerated snack/chip/pastry combination vending machine containing more sophisticated technology then our competitors and offered at competitive pricing.

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Manufacturing an attractive, built-in, secure access vending cabinet for hotels that do not have on-site food service. Our AEM™ cabinet incorporates patent pending touch-screen to vend or TSV™ which replaces both stand-alone machines and in-room locked mini-fridges while providing controlled access and a range of direct customer billing options.

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AVT has developed a variety of ‘high end” PC based product dispensing systems.  These systems are derivatives of the AVT RAM 4000 or 5000 base housing having front panels which are unique or customized to end customer’s needs for digital signage or large color touch screens.  These systems allow a variety of AVT designed technologies to be integrated into the system to meet specific customer needs for a custom dispensing system.  Our current high end product dispensing includes the Ivend, 24Hr. Vend Mart, and Tech-Store. We manufacture Patent-Pending, affordable, wireless VMS™ technology enabling vending machine owners/operators to remotely manage their vending systems and receive real time information via the Internet.  This system also utilizes a cashless payment system enabling patrons to use credit card or membership card for completing vending transactions.

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We offer advertising via our highly visible, remotely-programmable, AVTI Media™ Network video panels which are integrated into vending machine signage that creates a new opportunity for advertisers to reach consumers in a captive setting.

Our goal is to be the leader in technology based vending and product dispensing solutions that are reflective of today’s “got to have it now” consumers. Serving international vending owners and operators whose desire is to have a better experience with vending equipment. We strive to grow our business by developing superior customer solutions, adapting new technologies, and pursuing appropriate mergers and acquisitions.  Our growth is dependant upon the development of new technology, the incorporation of advertisement on the vending machines, the sales of our RAM 4000 and RAM 5000 systems, the introduction of the next generation Product Dispensing Centers, and the development of   revolutionary vending technologies.

Vending History

Vending machines had been introduced to Americans over 70 years earlier by Thomas Adams, who installed them on New York City's elevated train platforms to sell his Chicklets gum. After World War II the vending industry grew twice as fast as the gross national product, driven by three primary factors: rising labor costs made machines an attractive alternative to human laborers; technological advances in food preservation and dispensing equipment permitted service of hot meals, sandwiches, coffee, and soft drinks; and technological advances were made in money-changing equipment. Vendors targeted "captive" markets in factories, offices, schools, and other institutions--a huge market with plenty of potential for growth and competition. The vending industry had achieved $2.5 billion in annual sales by 1960, and with statistics showing that Americans ate one in four meals away from home, vendors and stockbrokers foresaw a fine future for vending.

Market Information

The vending industry is a $42 billion domestic market as reported by The Vending Times Census of the Industry 2004.  This figure represents the revenues generated by vending owners/operators and excludes office coffee and manual food service.  Manual food service represents an additional $10 billion in annual demand for convenience food.  Vended Food Products, which include refrigerated, frozen, can/bowl pack, and other meal items represents a $3.1 billion segment. While data on vended frozen foods is not stated specifically, industry sources including Vending Times and The Automatic Merchandiser Magazine concur that frozen food is a growth category while fresh foods are declining. Frozen food machines include ice cream machines as well as frozen entree machines that require an adjacent microwave oven to heat the item.

According to the Vending Times, there are an estimated 1.4 million vending locations throughout the United  States situated in manufacturing plants, factories, offices, government buildings, schools, colleges, hospitals and other public locations. These are served by approximately 9,000 vending operators.  In addition, there are approximately 52,000 hotels in the United States and 300,000 worldwide according to the American Hotel & Lodging Association (www.ahma.com). There are approximately 6,000 business-oriented hotels with more than 150 rooms, and approximately 14,000 hotels with 75 to 150 rooms. The growth rate for the overall vending market is 5% annually.

Products and Services

We have a family of products which are geared towards improving the experience of consumers, establishments, and operators in the convenience food, digital signage and product dispensing industry.   Our current line of products and services are described below.

Automated Express Market

We have developed and created our Automated Express Market (AEM™) system which is Controlled Access Cabinet system. These custom built wood and steel based cabinets are PC based and designated for use in specialized locations such as hotels, Inns, c-stores, malls and retail stores that are limited in the ability to effectively sell and market food, convenience items or higher priced items which are subject to pilfering. The cabinets can be merchandised to dispense more than seventy-two selections including snacks, hot meals, ice cream, alcoholic and non-alcoholic beverages as well as personal amenities such as sunscreen, toothpaste, and brushes.  They can also be configured for high ticket items such as cell phones, digital cameras mp3 players personal electronic devise and more. The AEM™ system gives the hotel’s customers the convenience of billing directly to their room through touch screen pin technology so they do not have to carry cash or coin to make purchases. The system automatically posts the charge to the guest’s account by utilizing touch screen vending (TSV™) and multi-payment capabilities. AEM™ cabinets have multiple payment options built in that include touch screen payment technology, credit/debit acceptors and smart card readers.   We are currently exploring opportunities with many limited service hotel chains in the U.S., a market that totals more than 50,000 establishments as well as c-stores and retail stores and shopping malls.

Media Advertising

We have developed AVTi Media™ which allows for an advertising medium to be added to virtually any of AVT designed systems including AEM™ cabinets and all ofour next generation vending machines.  By incorporating AVTI Media, we allow the consumer to view the media, advertising or hotel messaging while they make their selections.  AVTi Media can generate advertising revenue for owners and operators in many settings such as conference rooms, hotel lobbies, airport terminals, restaurants, car rental outlets and surgery center waiting rooms.  By having vending machines in prominent locations within major companies, the vending operator “owns” the valuable space that can be used to generate advertising revenue through the Digital TV Message Board or (DTVMB) technology.  Our Vending Management System software allows for the management of machine inventory, repairs, collections and advertising through remote access. VMS™ enables owner/operators to reduce costs and increase profits by enabling real time access to inventory levels, system status, machine service and daily receivables with little to no machine down time.

Vending Management System™ (VMS)

Our VMS systems allow us to view item information for each machine to help plan for daily replenishment, sales statistics and alerts us of defects to operators as well as defect history for each machine. This technology increases operational efficiency of vending operations and helps to prevent inventory shrinkage and skimming, both major control issues in the vending industry. A key differentiator relative to the offerings of other established players in the vending machine management space is that our VMS solution works via a DSL line cellular modem or Internet Wi-Fi and be substantially less expensive to own and operate than competing systems who do not use the internet for bi-directional transmission of vending system data..

Vend Sensing System (VSS)

We have developed and have a patent pending on our VSS product to provide a surefire solution for detecting all vended items.  The VSS was developed specifically to detect that a vending type of product has dropped from one of the dispensing columns directly above the sensing system and has fallen into the customer delivery bin at the base of the vending system.

The VSS is coupled directly with the vending system control electronics in such that the VSS circuitry is disabled until the vending system control electronics has received payment.  Once payment has been received and the vending system starts the dispensing process, the control electronics enables the VSS circuitry to detect product which has been dispensed and has dropped into the delivery bin below.  During this sensing period, the VSS circuitry is only enabled for the empirical time period it takes to detect any one of the vendible products to fall into the delivery bin.

During the sensing period of time, the VSS circuitry uses an auto-calibrated ultrasonic beam to detect if an object of just about any size, form or shape (designed for detection of any object that can be vended) has fallen into the detectable space of the customer product delivery bin.  If an object (vended product) enters the detectable vending space, the VSS circuitry detects the object and in turn sends a “detected” signal to the Control Electronics.  If the VSS circuitry does not detect an object has entered the customer delivery bin space within the allotted empirical time frame, the VSS circuitry returns a command signal to the control electronics that a “no vend object detected”.  It is the control electronics responsibility to determine the next appropriate action to take.

This invention for product detection provides many distinct and exciting advantages over conventional detection.  First and foremost, the VSS is calibrated to “look” across the entire cross-sectional area of the delivery bin.  This is a primary advantage over the conventional light beam detection method.  The detection system is compatible in cost to that of traditional vending detection systems.  The “self calibration mode allows the system to be able to retrofit into other vending systems with minimal modification needed.

Vending Machine Manufacturing, Sales and Placements

We currently manufacture next generation refrigerated and high capacity snack machines as well as standard and customized product dispensing systems. These machines have been designed to meet or exceed our specific performance specifications and give us the ability to minimize costs traditionally associated with purchasing new equipment.  The manufacturing of our own equipment also allows us to incorporate our technology into the systems during at the time of production reducing the costs associated with retrofitting units. We sell these systems directly to distributors, vending operators and end users located primarily throughout the United States, Canada and Mexico. We believe that we are currently the only manufacturing entity with this capability in the vending industry, giving us a tremendous lead and advantage over our competition.

The major competitive advantages of AVT’s next generation machines is they all have the capability of being configured with an integrated PC.  The integrated PC allows for a variety of additional functions which include but are not limited to, cashless vending, remote sales management and media advertising for creating additional revenue through the sale and display of advertising play loops.  The feature of playing multiple looping advertisements yields the possibility of adding additional stream of revenue which may exceed that of the sales of vended product.  Another significant advantage is the  ability to plug into a standard 120 VAC household power outlet. As an operator, AVT’s experience is that the unit price of a machine and sometimes the required 220VAC circuits for the units represent major constraints to growth of a vending company.  Our next generation machines will cut machine acquisition cost by greater than 50% and eliminate expensive power outlet upgrades for establishments and operators increasing placement and sales opportunities.  Through the design and manufacturing of vending and product dispensing systems using new technologies, we have become a vendor of equipment for the entire gamete of food and high priced consumer electronics and dispensed items. With capabilities to produce machines that are far less expensive, less power demanding and having multi-pay options other than the traditional market standard, we have the opportunity to grow the mainstream as well as specialty segment of vending machine manufacturing and operations to become a major equipment provider to other distributors, all without a heavy capital investment.

Business Strategy

Manufacturing Capabilities

Our goal is to become a full service developer and manufacture of highly integrated vending systems.  Over the past several years, AVT has assembled an integral team of experienced engineers and qualified technicians to develop vending solutions comprised of original and inventive technology and integrating this technology into a line of sophisticated self service products.

Our engineers use creative tools such as “Solid Works” to develop and generate CAD drawings used by our local manufacturing partners as well as our OEM manufacture in China to produce our state of the art vending systems components which are shipped to our 30 thousand square foot facility in Corona, California for integration, assembly, final testing and deployment.  A multitude of electrical and software tools are also used to create AVT’s proprietary control boards, sensors, and firmware used by all AVT branded product.

Fabrication / Assembly

We fabricate the housing for our vending machines utilizing offshore contract manufacturers.  Our final fabrication and assembly is based in Corona, California at our main facility.  Local manufacturing includes approximately 10,000 sq/ft of sheet metal fabrication and 15,000 sq/ft of assembly.  In-house Fabrication Capabilities include; Sheet Metal Forming, Welding, NC Punching, pot Welding, Machining and Fab Win (Fabrication Programming Software).  In-House Assembly Capabilities include; Line Assembly, System Integration, QC Testing, Silk Screening, Operational Testing

Our Current Products

The RAM4000 Vending Machine

Our RAM4000 is a refrigerated vending system..  This is a refrigerated snack/beverage combo machine that uses all of our current technology to vend 4 rows of food, beverage, snack and candy or any combination thereof .  The RAM4000 is ideal for smaller populated vending accounts, OCS locations and the school segment.  The RAM400 uses our optional Multi-Pay system allows the machine to accept Cash, ATM, and Credit Cards.  The system also accepts AVT’s optional AVTi Media product and VSS product drop detection system.

The RAM5000 Vending Machine

Our RAM5000 machine is our answer to the industry’s need for a higher capacity non refrigerated snack machine which utilizes all of our current technology.  The RAM5000 vends 5 rows of non-refrigerated snack and candy or any combination thereof. RAM5000 is ideal for smaller populated vending accounts needing a high capacity vending machine, OCS locations and the school segment. Like the RAM4000, the RAM5000 uses our optional Multi-Pay system allows the machine to accept Cash, ATM, and Credit Cards.  The system also accepts AVT’s optional AVTi Media product and VSS product drop detection system.

Kiosk Systems

In addition to our vending machines, we have incorporated a line of computer and technology based kiosk systems.  These kiosks will be deployed in conjunction with our line of RAM vending systems as well as being sold as self service or control center kiosks systems.  All kiosks have the ability to be fitted with digital signage which runs our media software products to be come a part of AVTi Media Network.

AVTi Media

AVTi Media is an advertising medium option available basically all AVT products including our next generation vending RAM 4000/5000 vending systems.  AVTi Media displays media, advertising, or hotel messaging on video screens located on the vending machine or product dispensing systems..  Consumers may view the media while they make their selections at the vending machine.  AVTi Media can generate advertising revenue for owners and operators in many settings. Our target market are surgery centers, health clubs, dentist offices, retail sites, and any organization that has a high-traffic, captive audience that is striving to enhance the experience of their customers.

Competition

There are several vending companies in Southern California and the United States.  These competitors offer machine sales and vending route operations much the same as we do.

Route Competition

Our  route and vending operations serve as our core business structure.  Our route and vending operations utilize approximately 10 service trucks to service approximately 650 placed systems in 250 locations.  Our service operation is based in Corona California and covers the primarily the areas of Riverside, Orange and Los Angeles counties.   We currently compete in these counties with several other competitors.  Although these are our competitors from the sense that they have offer similar route and vending services, they do not manufacture machines as we do.   These competitors are as follows.

•  Take a Break:                                       Primary operations in Corona having about 20 trucks to service their routes.

•  Continental:                             Primarily operations in Orange County having have about 30 to 35 trucksservicing their routes.

•  Complete:                                       Primarily operations in Riverside and San Bernardino Counties havingapproximately about 19 trucks.

Manufacturing Competition

We primarily manufacture two vending systems; a refrigerated low capacity machine, the RAM 4000, and a non-refrigerated high capacity vending machine, the RAM 5000.  Both of these base models systems can house a variety of AVT designed and integrated technology making either the RAM 4000 or RAM 5000 or any one of the several derivative systems unique with the vending industry.  Several of our pending patents may present a potential monopoly within the vending industry thereby forcing other manufacturing competitors to pay us for royalties or licenses fees for use of our patented technologies.

Many of our manufacturing competitors have been in business for many years building base line types of traditional vending systems. We believe that these companies are competitors for our RAM 4000 and RAM 5000 base line systems.  Several of these competitors are described below.

•  Crane:                  Which also owns Dixie Narco, AP (Auto Products) and National Vendors is the largestmanufacture of traditional baseline vending systems.

•  USI:                  A seasoned vending manufacture having many years in the manufacturing of traditionalbaseline vending systems.

•  AMS:                  A large manufacture which designs its own traditional baseline systems and has been nthe vending business for many years.

• Zoom Systems:
A manufacture which does design vending systems which integrate high levels of technology.    Because Zoom Systems integrates high levels of technology into its systems, it would be considered one of AVT’s primary competitors.

Although we have competition with vending routes and vending machine sales, we believe that as a technology based company, we are unique to the vending and kiosk industries in that we have the ability to design, develop then integrate our technology into our premium line of vending systems.  Due to this specialized approach, we believe that other than Zoom Systems,  we currently do not have any significant competition which is capable of integrating current technologies in the form of PC based operation, RF wireless control or similar technologies seamlessly into vending systems or products.

Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts, including duration.

We currently have four pending patents for our technology.  These pending patents are summarized below.

Multimedia System, Method for Controlling Vending Machines – Serial Number 60-730,368

Conventional control of vending systems is typically done by using a system control board consisting of a PWB (printed circuit board) and a microcontroller supported by a group of discrete electronic components.  These system components are used to control the various system functions of a vending machine i.e. spinning of auger motors, control of bill and coin acceptors, LED display feed back etc.

Our invention of Touch Screen Vending or TSV has redefined the conventional method of vending machine control.  TSV empowers the use of a multimedia PC and a color touch LCD display to virtually control the complete operation of the vending machine.  The PC stores a data base software program of all desired products to vend with an associated color digital image of each item.  A second application program displays the color image of the intended items to vend in the exact format as seen through the glass front of the vending machine.  The PC also controls the collection of currency (i.e. bill acceptor, coin acceptor, credit card reader) in place of the vending machines control board.  I/O (input/output) ports from the PC are used to interface to the vending machine control board and all aspects of operation of the vending machine is under complete control by a multimedia PC coupled with the touch screen LCD.

This invention for the control of vending machines provides many distinct and exciting advantages over conventional control such as the universal language of using a touch display to select desired products to vend in place of an alphanumeric keypad.  The system can generate virtually any type of report to combat money or product shrinkage while providing exact control of inventory.  The LCD provides a means of generating additional revenue through advertising displayed products or other services while the system in idle mode.

Vend Operating System –    Claims to be amended to the Multimedia System, Method forControlling Vending Machines – Serial Number 60-730,368

Our Vend Operating System (Vend OS) is a next generation vending and product dispensing system utilizing a personal computer (PC) to drive the system components and utility software.  The uniqueness in the system lies in that the vending system uses a PC to control the vending system as compared to the prior art in the vending industry which typically uses discrete component controllers for overall system operation and control.

Our Vend OS is broken up into two sections hardware and software. The hardware consists of the following devices: Virtual Sensing System (VSS), a USB Omni-pattern scanner, a USB Magtek Card Reader, a USB Pyramid Bill Acceptor, a MDB Coinco coin machine, a 7 inch LCD screen built-in with the Nano-ITX PC, and a portable mpeg player (allowing static media files to play in a continuous loop).   The software consists of the following applications: Vending Management System (VMS), Touch Screen Vending (TSV) and AVTI Digital Signage Media.

Our Vend OS is extremely flexible in its capabilities because the product is installed in our RAM bases systems without any peripheral devices and a Nano-ITX computer that includes a freeware developed by our engineering department running as a Windows’ service allowing vending by conventional ways. This freeware allows sales data and records to be stored in a secure database and has the capability of manipulating a machine’s state remotely through internet connectivity, memory stick, cell modem or phone line.

With our Vend OS we can:  manipulate product prices; turn the machine off and on, turn the compressor off and an, manipulate the change returned, manipulate the system clock, and read the machine’s state from the MDB interface and motor/auger control.  Our Nano-ITX computer includes an optional 7” touch wide screen LCD, a flash ROM that runs Microsoft Embedded System, a MDB to RS-232 interface board that connects from a VMC board to the PC serial port, motor driver printed circuit board and a PCMCIA modem that allows wireless internet connection as a typical system but control for any variety of input or out put devices are part of the scalable system.

Wireless Management of Remote Vending – Serial Number 60-730,369

Conventional methods for managing the inventory of vending machine product, price selection and for checking the daily sales numbers are typically performed by a route driver who manual checks the vending machine on a frequent basis by driving to the vending machine/s location and performing a variety of manual operations which include interrogation of the vending machine’s control board.

The invention of “Wireless Management of Remote Vending” defined as VMS (Vending Management System) is a method for performing the management on many of the above listed vending machine functions.  Information on vending activity is stored in the vending machine’s electronic control board which is then wirelessly transmitted out through the VMS module to a wireless cell phone network.  The information received on wireless network is downloaded then transmitted over the internet to one central PC server/s located at AVT.  The information stored on AVT’s server/s can be accessed via a secure log-in function (user’s account) to review and manage any specific vending machine in the network (which has been equipped with a VMS module).  The flow of VMS information and data is a bi-directional operation.  Users can also upload data, changes and control function out from their secure account to any of the vending machines in their specific network.

VMS was designed to be a low cost solution with high tech performance.  Vending route operators with as little as one or and many as one hundred (or more) vending systems in the field and equipped with VMS can now remotely and effectively control and managed their vending operations from a single PC located at the home office.  Remote VMS management controls money and product shrinkage, manages inventory by letting the vending operator know exactly what has sold and what needs to be replaced and monitors and transmits systems critical information such as machine temperature, system errors and failure modes and alerting the vending operator instantly for expeditious disposition on any vending system in the field equipped with a VMS telemetry module.

Vend Sensing System –  Serial Number 60-853,425

Historically, the vending industry has typically used the conventional method of breaking or impeding a light beam for detecting when a product which has vended (dropped from a column above delivery bin).  In most cases, the light beam consists of an infrared transmitter and infrared detector which are mounted in a direct “line of site” of each other.  When a product has dropped across the light beam, the product will momentarily break the path of the light beam which sends an interruption signal to the vending system’s control board for processing.  Because a focused light beam is inherently narrow, this often causes the light beam to miss narrow items such as a thin candy bar.  Our Vend Sensing System (VSS) has redefined this conventional method for detecting a vended product utilizing ultrasonic sound.

During the sensing period of time, the VSS circuitry uses an auto-calibrated ultrasonic beam to detect if an object of just about any size, form or shape (designed for detection of any object that can be vended) has fallen into the detectable space of the customer product delivery bin.  If a vended product enters the detectable vending space, the VSS circuitry detects the object and in turn sends a “detected” signal to the control electronics. If the VSS circuitry does not detect an object has entered the customer delivery bin space within the allotted empirical time frame, the VSS circuitry returns a command signal to the control electronics that a “no vend object detected.”  It is the control electronics responsibility to determine the next appropriate action to take.

The VSS is coupled directly with the vending system control electronics so that the VSS circuitry is disabled until the vending system control electronics has received payment.  Once payment has been received and the vending system starts the dispensing process, the control electronics enables the VSS circuitry to detect product which has been dispensed and has dropped into the delivery bin below.  During this sensing period, the VSS circuitry is only enabled for the empirical time period it takes to detect any one of the vendible products to fall into the delivery bin.

This invention for product detection provides many distinct and exciting advantages over conventional detection.  First, the VSS is calibrated to “look” across the entire cross-sectional area of the delivery bin.  This is a primary advantage over the conventional narrow light beam detection method.  The detection system is compatible in cost to that of traditional vending detection systems and because it is self calibrating, it can readily retrofited into other vending systems with minimal modifications.

System and Method for Interactive Advertising – Serial Number 60-935,045

Our System and Method for Interactive Advertising is a unique solution for potential clients or users to interact to a specific network of supplied information such as advertising and branding via a secure or unsecured network.  The system is designed to allow for direct customer interaction through existing telephone switch based infrastructure such as pay phones.

The new system essentially takes our base advertising hardware/software products and adapts them for the telephone industry.  This adds a level of customer interaction based upon touch or other interactive means such as a keyboard or a display message.  Customers using the system may be rewarded either with discounts and/or promotional deals depending upon the touched advertisement after responding to simple instructions displayed on the screen.

In addition, the smart technology integrated into each system telephone may also be fitted with the appropriate hardware to make that specific location a “Hot-Spot.”  Each Hot-Spot provides customers with another means  of interacting with the ATV network through free of fee-based connectivity using the customer’s portable device such as a smart phone or laptop computer, or any other portable electronic device capable of linking to the Hot-Spot by means of cable, wireless, or infrared radio frequency.  Each Hot-Spot location allows customers to use wireless internet within the location’s range to aid them in acquiring their discounts and/or rewards more quickly and specific advertisements may be downloaded and displayed on the phone touch screen.  Ideally, customers may form a dependency for the Hot-Spot’s use and become a habitual user of the AVT technology and services.

Effect of existing or probable governmental regulations on the business

The effects of existing or probable government regulations are minimal.

Research and Development

AVT is dedicated to the development of technology enriched vending and product dispensing systems.  Our research and development team is staffed with software, electromechanical and firmware engineers, and information technology specialists with the primary responsibility of developing and integrating new technology into our vending systems.

Our Primary Research and Development Efforts

Our research and development team uses creative tools such as “Solid Works” to develop and generate CAD drawings which are used by our local manufacturing partners and OEM manufacture in China to produce our state of the art vending systems, components and retrofit designs.  These machines are shipped to our facility in Corona, California for integration, assembly, final testing and deployment.

One of our primary R&D concerns is the continuous development of our RAM 4000 and RAM 5000 vending machines.  Our team continuously develops a variety of software application programs, administrative and database programs and embedded firmware for these systems.

Another ongoing R&D effort is the design and enhancement of our AVTi Media products.  The AVTi Media products are integrated into our base systems and also sold to other vending manufactures.  The following is a summary of our current AVTi products:

•  AVTi Media Administer:  This is a program designed to manage and administer all aspects and features of our digital signage program.  The Media Administrator allows a remote operator to create, manage, update and scheduled ads that will play on LCD displays which have been integrated into vending systems.

•  AVTi Media Client: This is a program designed be located on the vending system’s integrated PC and has the priority of playing the ad “play list.”  This client software also uses prescheduled times to monitor the server to “update” the playlist as required.

•  AVTI Media Server:  This is a server based program which coordinates the efforts, changes and directives from the administrator program with the schedule efforts of all the multiple clients located in the field and connected via the internet.

Our Secondary Research and Development Efforts:

Our secondary R&D efforts run concurrently with our primary R&D efforts to support ongoing systems and to develop new products.  These products are summarized as follows:

•  TSV:  Touch Screen Vending is an ongoing software development effort which is our primary flagship software product.  This is a modular program designed to evolve with the changing technologies supporting our vending and dispensing products.

•  IVend:  This is an ongoing development design that features a high-end dispensing center which combines our base RAM 4000 cabinet with a creative front door design which includes interactive touch screens and a variety of other supported hardware.  The IVend also has its own software application program which is designed to provide a high degree of interactive and intuitive application to the user.

•  Tech Store: This system is similar to our IVend system designed for middle priced systems.

•  Vend Mart: This system is similar to our IVend system designed for entry level priced systems.  The Vend Mart also has its own software application program which is design to provide  a high degree of interactive and intuitive application to a base line vending systems equipped with TSV.

In additional, we have a variety of ongoing hardware and software R&D projects which are at various stages of development.  The following is a brief list of some of our non-confidential R&D efforts:

MDB – PC Software Interface                                                                VMSII – Hardware/Server/Software Project
DEX to PC software Interface                                                                VMS – Drop Sensing efforts
MDB to USB Hardware Device                                                             AEM Cabinet Design and
DEX to Radio Controller PCB                                                                Multiple All-In-One PC/LCD Displays designs
X – Y Dispensing Center Design                                                           Multiple Custom Dispensing Projects

Costs and effects of compliance with environmental laws

The expense of complying with environmental regulations is of minimal consequence.

Number of total employees and number of full time employees.

We currently have approximately 20 full time employees and 5 part-time employees.  We allow utilize the services of independent contractors.

Item 1a.  Risk Factors

An investment in our common stock involves a high degree of risk.  You should carefully consider the following risk factors and the other information in this registration statement before investing in our common stock.  Our business and results of operations could be seriously harmed by any of the following risks.

We have a limited operating history and may not succeed.

We have a limited operating history and may not succeed.  Our plans and businesses are “proposed” and “intended” but we may not be able to successfully implement them.  Our primary business purpose is vending operations and manufacturing.  We expect that unanticipated expenses, problems, and technical difficulties will occur and that they may result in material delays in the operation of our business.  We may not obtain sufficient capital or achieve a significant level of operations and, even if we do, we may not be able to conduct such operations on a profitable basis.

We require substantial capital requirements to finance our operations.  Our inability to obtain financing will adversely impact our business.

We will require additional capital for future operations.  We plan to finance anticipated ongoing expenses and capital requirements with funds generated from the following sources:

▪	cash provided by operating activities;
▪	available cash and cash investments; and
▪	capital raised through debt and equity offerings.

The uncertainties and risks associated with future performance and revenues will ultimately determine our liquidity and our ability to meet anticipated capital requirements.  If declining prices cause our anticipated revenues to decrease, we may be limited in our ability to replace our inventory.  As a result, our production and revenues would decrease over time and may not be sufficient to satisfy our projected capital expenditures.  We may not be able to obtain additional financing in such a circumstance.

Our stock price has been extremely volatile and, as a result, you may not be able to resell your shares at or above the price you paid for them.

The stock price of our stock as has been extremely volatile and an active public market for our common stock may not develop or be sustained.   Further, the market price of our common stock may decline below the price you paid for your shares.

Among the factors that could affect our stock price are:

▪	industry trends and the business success of our vendors;
▪	actual or anticipated fluctuations in our quarterly financial and operating results, including our comparable store sales;
▪	our failure to meet the expectations of the investment community and changes in investment community recommendations or estimates of our future operating results;
▪	strategic moves by our competitors, such as product announcements or acquisitions;
▪	regulatory developments;
▪	litigation;
▪	general market conditions;
▪	other domestic and international macroeconomic factors unrelated to our performance; and
▪	additions or departures of key personnel.

We have substantial indebtedness.

As of December 31, 2007, we had outstanding indebtedness of $1,547,802 which includes $1,471,580 convertible notes which require us to make quarterly cash interest payments.  Our ability to meet our debt service requirements will depend upon achieving significant and sustained growth in our expected cash flow, which will be affected by our success in implementing our business strategy, prevailing economic conditions and financial, business and other factors, some of which are beyond our control.  Accordingly, we cannot be certain as to whether or when we will have sufficient resources to meet our debt service obligations. If we are unable to generate sufficient cash flow to service our indebtedness, we will have to reduce or delay planned capital expenditures, sell assets, restructure or refinance our indebtedness or seek additional equity capital. We cannot assure you that any of these strategies can be effected on satisfactory terms, if at all, particularly in light of our high levels of indebtedness. In addition, the extent to which we continue to have substantial indebtedness could have significant consequences, including:

-
our ability to obtain additional financing in the future for working capital, capital expenditures, product research and development,  acquisitions and other general corporate purposes may be materially  limited or impaired,

-	a substantial portion of our cash flow from operations may need to be dedicated to the payment of principal and interest on our indebtedness and therefore not available to finance our business, and

-
our high degree of indebtedness may make us more vulnerable to economic downturns, limit our ability to withstand competitive pressures or reduce our flexibility in responding to changing business and economic      conditions.

The vending industry is a competitive industry and we may not be able to compete with our competitors.

The vending industry is highly competitive. We compete in both the vending manufacturing and vending operations segment of the industry with companies that offer the same services that we do.  Many of our competitors have significantly greater resources than we do.  Although we believe we have an competitive advantage based upon the lower pricing of our products, a substantial decline in price could adversely affect consumer demand for our products and reduce our competitive advantage.  Although we believe that there are significant barriers to entry to new competitors in the vending market due to, among other things, the substantial capital outlay required to purchase the number of machines needed to achieve competitive operating efficiencies, a competitor with significant financial resources may be able to compete with us.  There can be no assurance that any competitors will not be able to raise the required capital to effectively compete with us.

In addition, we may face new competition as we seek to expand into international markets and develop new products, services and enhancements. Many of the competitors have greater experience than we do in operating in these international markets. Moreover, new products that we intend to develop, such as advertising, may subject us to competition from companies with significantly greater technological resources and experience.  Many of our potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, marketing and public relations resources than we have. These competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to consumers and businesses. Our competitors might succeed in developing technologies, products or services that are more effective, less costly or more widely used than those that have been or are being developed by us or that would render our technologies or products obsolete or noncompetitive. We cannot be certain that we will be able to compete effectively with current or future competitors.  Competitive pressures could seriously harm our business, financial condition and results of operations and our ability to achieve sufficient cash flow to service our indebtedness.

The success of our potential new services and products is uncertain.

We have committed, and expect to continue to commit, significant resources and capital to develop and market existing product and service enhancements and new products and services.  One example is our AVTi advertising business.  These products and services are relatively untested, and we cannot assure you that we will achieve market acceptance for these products and services, or other new products and services. Moreover, these and other new products and services may be subject to significant competition with offerings by potential competitors in addition to companies that compete in our coin processing business. Many of these potential competitors have significantly greater technological expertise and financial and other resources than we do. In addition, new products, services and enhancements may pose a variety of technical challenges and require us to enhance the capabilities of our network and attract additional qualified employees. The failure to develop and market new products, services or enhancements successfully could seriously harm our business, financial condition and results of operations and ability to achieve sufficient cash flow to service our indebtedness.

Our business is dependent upon continued market acceptance by consumers.

We are substantially dependent on continued market acceptance of our vending machines by consumers. Although believe that the use of vending machines in the United States is gaining better consumer acceptance, we cannot predict the future growth rate and size of this market.

We depend upon third-party manufactures and suppliers and the loss of such third-party manufactures and suppliers would seriously harm our business.

We depend, and will continue to depend, on outside parties for the manufacture of our vending machines and its key components. We intend to expand our manufacturing and such expansion may be limited by the manufacturing capacity of our third-party manufacturers and suppliers. Although we expect that our current third-party manufacturers and suppliers will be able to produce sufficient units to meet projected demand, if there is an unanticipated increase in demand for our units, we may be unable to meet such demand due to manufacturing constraints.   Should our third-party manufacturers and suppliers cease making our, we would be required to locate and qualify additional suppliers. We may be unable to locate alternate manufacturers on a timely basis.

Our prior growth rates may not be indicative of our future growth rates and should not be relied upon.

You should not consider prior growth rates in our revenue to be indicative of our future operating results. The timing and amount of future revenues will depend almost entirely on our ability to obtain new vending routes and make vending machine sales.  Our future operating results will depend upon many other factors, including:

     - the level of product and price competition,

     - our success in expanding our business network and managing our growth,

     - our ability to develop and market product enhancements and new products,

     - our ability to enter into and penetrate new international markets, such as Mexico and Canada,

     - the timing of product enhancements, activities of and acquisitions by competitors,

     - the ability to hire additional employees, and

     - the timing of such hiring and the ability to control costs.

We may be unable to adequately protect or enforce our patents and proprietary rights.

Our future success depends, in part, on our ability to protect our intellectual property and maintain the proprietary nature of our technology through a combination of patents, licenses and other intellectual property arrangements, without infringing the proprietary rights of third parties. We currently have four pending patents relating to our business.  We cannot assure you that these pending patents will be issued or that any of our patents will be held valid if challenged, that any pending patent applications will issue, or that other parties will not claim rights in or ownership of our patents and other proprietary rights. Moreover, patents issued to us may be circumvented or fail to provide adequate protection. Our competitors might independently develop or patent technologies that are substantially equivalent or superior to our technologies.  Since patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed by others which, if issued as patents, could cover our products. We cannot be certain that others will not assert patent infringement claims or claims of misappropriation against us based on current or pending U.S. and/or foreign patents, copyrights or trade secrets or that such claims will not be successful.

 In addition, defending our company against these types of claims, regardless of their merits, could require us to incur substantial costs and divert the attention of key personnel. Parties making these types of claims may be able to obtain injunctive or other equitable relief which could effectively block our ability to provide our services and could result in an award of substantial damages. In the event of a successful claim of infringement, we may need or be required to obtain one or more licenses from, as well as grant one or more licenses to, others. We cannot assure you that we could obtain necessary licenses from others at a reasonable cost or at all.

We also rely on trade secrets to develop and maintain our competitive position. Although we protect our proprietary technology in part by confidentiality agreements with our employees, consultants and corporate partners, we cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that our trade secrets will not otherwise become known or be discovered independently by our competitors. The failure to protect our intellectual property rights effectively or to avoid infringing the intellectual property rights of others could seriously harm our business, financial condition and results of operations and ability to achieve sufficient cash flow to service our indebtedness.

We depend upon key personnel, the loss of which could seriously harm our business.

Our performance is substantially dependent on the continued services of our executive officers and key employees.   Our long-term success will depend on our ability to recruit, retain and motivate highly skilled personnel. Competition for such personnel is intense. We have at times experienced difficulties in recruiting qualified personnel, and we may experience difficulties in the future.  The inability to attract and retain necessary technical and managerial personnel could seriously harm our business, financial condition and results of operations and our ability to achieve sufficient cash flow to service our indebtedness.

Our management has broad discretion over the use of capital raised.

We plan on raising capital for working capital and to help pay off the outstanding indebtedness and for general corporate purposes, including financing the Company's expansion. Thus, management will have broad discretion in allocating proceeds of any offering.

Requirements associated with being a reporting public company will require significant company resources and management attention.

Prior to this offering, we had not been subject to the reporting requirements of the Securities Exchange Act of 1934, or the other rules and regulations of the SEC or any securities exchange relating to public companies. We are working with independent legal, accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate governance, corporate control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas, including our internal controls over financial reporting. However, we cannot assure you that these and other measures we may take will be sufficient to allow us to satisfy our obligations as a public company on a timely basis.

In addition, compliance with reporting and other requirements applicable to public companies such as Sarbanes Oxley will create additional costs for us, will require the time and attention of management and will require the hiring of additional personnel and outside consultants. We cannot predict or estimate the amount of the additional costs we may incur, the timing of such costs or the degree of impact on our management's attention to these matters will have on our business.

In addition, being a reporting public company could make it more difficult or more costly for us to obtain certain types of insurance, including directors' and officers' liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

Our estimates may prove to be inaccurate and future net cash flows are uncertain.  Any significant variance from these assumptions could greatly effect our estimates.

Our estimates of both future sales and the timing of development expenditures are uncertain and may prove to be inaccurate.  We also make certain assumptions regarding net cash flows and operating costs that may prove incorrect when judged against our actual experience.  Any significant variance from these assumptions could greatly affect our estimates of future net cash flows and our ability to borrow under our credit facility.

Our preferred stock has rights senior to those of our common stock which could adversely affect holders of common stock.

Our charter documents give our board of directors the authority to issue series of preferred stock without a vote or action by our stockholders.  The board also has the authority to determine the terms of preferred stock, including price, preferences and voting rights.  The rights granted to holders of preferred stock may adversely affect the rights of holders of our common stock.  Currently, our board has authorized our Series A Convertible Preferred Stock which has a liquidation preference – a pre-set distribution in the event of a liquidation – that would reduce the amount available for distribution to holders of common stock.  In addition, our Series A Convertible Preferred Stock has voting rights which are superior to the voting right of the holders of our common stock.  In addition, the issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock.  As a result, common stockholders could be prevented from participating in transactions that would offer an optimal price for their shares.

We do not anticipate paying cash dividends on our capital stock in the foreseeable future.

We do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain our future earnings, if any, to fund the growth of our business. In addition, the terms of the instruments governing our existing debt and any future debt or credit facility may preclude us from paying any dividends.

Item 2.    Management’s Discussion and Analysis.

The following discussion and analysis should be read in conjunction with our audited consolidated financial statements and related notes included in this registration statement.  This registration statement contains “forward-looking statements.” The statements contained in this report that are not historic in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “believes,” or “plans” or comparable terminology are forward-looking statements based on current expectations and assumptions.

Various risks and uncertainties could cause actual results to differ materially from those expressed in forward-looking statements.  Factors that could cause actual results to differ from expectations include, but are not limited to, those set forth under the section “Risk Factors” set forth in this registration statement.

The forward-looking events discussed in this registration statement, the documents to which we refer you and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us.  For these statements, we claim the protection of the “bespeaks caution” doctrine.  All forward-looking statements in this document are based on information currently available to us as of the date of this report, and we assume no obligation to update any forward-looking statements.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Critical Accounting Policies

The Company’s policy is to use the accrual method of accounting to prepare and present financial statements, which conform to generally accepted accounting principles. The company has elected a December 31 year-end.

The Company considers all highly liquid investments with maturities of three months or less when purchased, to be cash equivalents.

Inventories are valued at the lower of average cost (which approximates computation on a first-in, first-out basis) or market (net realizable value or replacement cost).

Revenue is recognized at the time of sale.

The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes.”  SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Results of Operations

For the year ended December 31, 2006, we had revenues of $1,675,210 and total cost of goods and operating expenses of $841,976 for net income of $833,234.

For the year ended December 31, 2007, we had revenues of $2,340,724, cost of goods and operating expenses of $2,100,429 for net income of $240,296.

Although we had increased revenues for the year ended December 31, 2007, we had less income primarily due to increased costs of goods and operating expenses relating to increased vehicle expenses, rent for our facility, payroll expenses and taxes.

For the three months ended March 31, 2008 our revenues decreased as a result of our changing vending machine manufactures and our lack of vending machines to sell. In addition, we had increased expenses relating to advertising and research and development.   Moreover, our expenses relating to vending operations, such as fuel, insurance and maintenance costs increased substantially.  Accordingly, we accounted for a net loss of  ($126,638) for the quarter.

.We expect to increase sales over the next 12 months due primarily to sale of our RAM4000 vending machine.  Increased sales of the RAM4000 along with increased advertising sales should increase our overall revenues for the next 12 months.

Liquidity and Capital Resources

At December 31, 2007, we had cash of $145,012 compared to $16,620 at December 31, 2006.  As at June 4, 2008, we had $134,567 cash on hand.

Future Goals

We have entered into manufacturing agreements with offshore 3rd party manufacturers to produce the housing for our RAM 5000 and RAM4000 vending machines and we have put up a line of credit to pay for the machines.  Our goal is to manufacture and sale as many machines as possible in the next 12 months starting with U.S. sales.

The RAM5000 is a non-refrigerated unit and market studies and research along with multiple distributor feedback indicates a much stronger demand for the RAM5000. We initially received the initial prototypes, made the necessary modifications and ordered 20 pre-production units.  The Pre-production units have been received and we are currently refining the units  to be incorporated into our first order of 200 production units.  We expect to receive approximately 50 production units in August, 2008.

We are also completing software advertising program and hardware network called “ATVi Media.” We believe that this program has the potential to provide the largest revenue stream to the company.  Our goal is to promote advertising sales with our existing vending routes which we operate and as add-ons to the vending machines we sale to independent operators.  AVT will sell advertising which will run on systems within the AVTi Media network.  Both AVT systems and non-AVT vending systems equipped with AVT based PCs running the advertising software will be capable of being part of the national (and so international) AVTi Media Network.

In addition, within the next 12 months, we would like to become a fully reporting company and have our common stock trading on the OTC Bulletin Board.

Off-balance Sheet Arrangements

We maintain no significant off-balance sheet arrangements

Foreign Currency Transactions

None.

Item 3. Description of Property.

Real Property

At present, we do not own any property.  Our retail operation is located in a leased facility. We have local access to all commercial freight systems. The current retail facility is approximately 30,000 square feet. This facility contains are administrative, sales and manufacturing offices.  The current lease runs until February 28, 2011.  The retail facility is located at 341 Bonnie Circle, Suite 102, Corona, CA 92880.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information regarding the beneficial ownership of our common stock by the persons identified below.  The table represents 28,996,524 issued and outstanding shares which includes 16,796,526 issued and outstanding shares of our common stock as of June 18, 2008 and 12,199,998 shares of our common stock issuable upon conversion of our outstanding Series A Convertible Preferred Stock assuming all the Series A Convertible Preferred Stock is converted.

1. Each person who is known to be the beneficial owner of more than five percent (5%) of our issued and outstanding shares of common stock;

       2.  Each of our directors and executive officers; and

       3.  All of our Directors and Officers as a group

Title Of Class	Name And Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership		Percentage Of Class

Common Stock	Natalie Russell (2)	75,382		(1)

Common Stock	James Winsor (2)	50,085		(1)

Common Stock	Loretta Vermette (3)	87,284		(1)

Common Stock	SWI Trading, Inc. (4)	15,431,253	(6)	37%

Common Stock	Illingworth Trust (5)	1,310,189		5%

Common Stock	All Directors and Officers as a Group	212,751		(1)

(1)           Less than 1%

(2)           The address is 341 Bonnie Circle, Suite 102, Corona, CA 92880

(3)           The addres is 2557 Old Windmill Court, Riverside, CA 92882

(4)           The address is 2320 Whiteoak Lane, Corona, CA 92882

(5)           The address is 1456 Elegante Court, Corona, CA 92882

(6)
SWI Trading, Inc. holds 3,231,255 shares of our common stock and 2,033,333 shares of our Series A Convertible Preferred Stock.  Each share of our Series A Convertible Preferred may be converted into six shares of our common stock.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  The number of shares and the percentage beneficially owned by each individual listed above include shares that are subject to options held by that individual that are immediately exercisable or exercisable within 60 days from the date of this registration statement and the number of shares and the percentage beneficially owned by all officers and directors as a group includes shares subject to options held by all officers and directors as a group that are immediately exercisable or exercisable within 60 days from the date of this registration statement.

Item 5.                      Directors and Executive Officers, Promoters and Control Persons.

The following table sets forth, as of the date of this registration statement, the name, age and positions of our officers and directors.

NAME	AGE	POSITION

Natalie Russell	40	Secretary, Treasurer and Director

James Winsor	46	Chief Engineering Officer and Director

Loretta Vermette	65	Director

The background of our directors and executive officers is as follows:

Natalie Russell – Secretary, Treasurer and Director

Natalie Russell joined the AVT in 2001 as corporate secretary and office manager, bringing over 15 years of accounting and business operations experience.  Ms. Russell currently serves as our Secretary, Treasure and one of our directors.  Prior to AVT she was general office manager and accounting manager at Thompson Building Materials. She was responsible for the overall company’s finance, administration, and payroll for over 150 employees. Natalie also has assisted in raising over 5 million dollars for Nu Gas Technologies in the private venture capital .   Natalie holds a BS in Business Management at the American International University of CA.

James Winsor – Chief Engineering Officer and Director

James Winsor is our Chief Engineering Officer and one of our Directors.  Mr. Winsor is primarily responsible for our manufacturing operations and research and development having over 20 years of experience in manufacturing, project management and engineering.  Mr. Winsor has been with us since 2006.  Prior to working for us, Mr. Winsor was employed with Pixel Touch Inc. from February 2003 to April 2006 and for Arral Industries from February 1992 to April of 2006.  Mr. Winsor has a Bachelor of Science degree from California State Polytechnic University, Pomona.

Loretta Vermette – Director

Loretta Vermette is one of our Directors.  Ms. Vermette has been a successful real estate agent for more than 30 years.  She established her real estate career with the prestigious real estate broker Seven Gables Real Estate in Tustin, California. At that time, she specialized in private golf communities of Orange County and established herself by consistently placing in the top 10 percent of California Realtors every year.  Ms. Loretta then joined REMAX Real Estate  marketing downtown condominiums in Orange County, California and became nationally recognized as one of the nation’s top five percent of Realtors as a Certified Residential Specialist in 2003, 2005, 2006 and 2007. Ms. Vermette is the mother of our founder, Shannon Illingworth.

Item 6.                      Executive Compensation.

The following table sets forth the cash compensation paid to our officers and directors for services rendered, and to be rendered:

Summary Compensation Table

						Non-Equity	Nonqualified	All
Name and						Incentive	Deferred	Other
Principal				Stock	Option	Plan	Compensation	Compen
Position	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	-sation	Total

Natalie Russell	2007	65,000	0	100,000(2)	0	0	0	0	$165,000(1)
Secretary, Treasurer and Director	2006	65,000	0	100,000	0	0	0	0	$165,000(1)

Mike Ator	2007	52,000							$48,000
Former Interim Chief Financial Officer	2006	52,000	0	0	0	0	0	0	$48,000

James Winsor	2007	75,000	0	100,000	0	0	0		$175,000(1)
Chief Engineering Officer and Director	2006	50,000	0	75,000	0	0	0	0	$125,000(1)

Kevin Illingworth	2007	18,500	0	30,000	0	0	0	0	$48,500(1)
Former President	2006	0	0	0	0	0	0	0	0

Loretta Vermette	2007	0	0	45,000	0	0	0	0	$45,000(1)
Chairman	2006	0	0	0	0	0	0	0	0

(1)           Represented by salary and the issuance of restricted shares of our common stock based on a value of $1.00 per share.

(2)           Represented by such number of restricted shares as is equal to $25,000 issued quarterly based upon the average closing price of our common stock for the ten trading days immediately preceding the first day of each quarter.

Employment Agreements

On January 1, 2006, we entered into a 12 month employment agreement, at a compensation rate of $5,416  per month, with Natalie Russell to act as our Officer Manager.  The agreement includes stock awards of 25,000 shares of our common stock payable each quarter and the agreement automatically renews for an additional 12 month term unless terminated earlier by ether party.

On May 1, 2006, we entered into a 12 month employment agreement, at a compensation rate of $6,250 per month, with James Winsor to act as our Vice President of Engineering.  The agreement includes stock awards of 25,000 shares of our common stock payable each quarter and the agreement automatically renews for an additional 12 month term unless terminated earlier by ether party.

On January 1, 2008, we entered into a 12 month employment agreement, at a compensation rate of $5,416 per month, with Natalie Russell to act as our Secretary and Officer Manager.  The agreement includes quarterly stock awards of such number of restricted shares of our common as is equal to $25,000, based upon the average closing price of our common stock for the 10 trading days immediately preceding the last day of each quarter.  The agreement automatically renews for an additional 12 month term unless terminated earlier by ether party.

On January 1, 2008, we entered into a 12 month employment agreement, at a compensation rate of $75,000 per month, with James Winsor to act as our Vice President of Engineering.  The agreement includes quarterly stock awards of such number of restricted shares of our common as is equal to $25,000, based upon the average closing price of our common stock for the 10 trading days immediately preceding the last day of each quarter.  The agreement automatically renews for an additional 12 month term unless terminated earlier by ether party

Compensation of Directors

We currently compensate our chairman with restricted shares of our common stock equal to $5,000 per month.  In the future, we may compensate our directors with cash compensation and for reasonable out-of-pocket expenses in attending board of directors meetings and for promoting our business.  From time to time we may request certain members of the board of directors to perform services on our behalf.  In such cases, we will compensate the directors for their services at rates no more favorable than could be obtained from unaffiliated parties.

Compensation Committee

We have not formed an independent compensation committee

Item 7. Certain Relationships and Related Transactions and Director Independence.

On January 1, 2008, we entered into an agreement with SWI Trading, Inc. whereby SWI agreed to waive repayment of $500,250 of the $897,318 we owed to SWI in exchange for the issuance of $1,724,133 restricted shares of our common stock.  In addition, SWI agreed to waive any claim it may have against us for interest due upon the loan, and/or unpaid compensation due for:  services rendered; research and development fees; technology development fees;  loan acquisition services and any other claims.

Item 8.                      Description of Securities.

The following description of our capital stock is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation and Bylaws, and by the applicable provisions of California law.

Our authorized capital stock consists of 110,000,000 shares of stock consisting of (i) 100,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”) of which 15,170,439 shares are issued and outstanding as of March 14, 2008, and (ii) 10,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”) of which 1,200,000 shares have been issued. Stockholders do not have any preemptive or subscription rights to purchase shares in any future issuance of our common stock.

Common Stock

The Board of Directors is authorized to issue 100,000,000 shares of common stock, of which 15,170,439 shares are issued and outstanding as of March 14, 2008. Each share of our common stock is entitled to share pro rata in dividends and distributions with respect to our common stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has any preemptive right to subscribe for any of our securities. Upon our dissolution, liquidation or winding up, the assets will be divided pro rata on a share-for-share basis among holders of the shares of common stock after any required distribution to the holders of preferred stock, if any. All shares of common stock outstanding are fully paid and non-assessable.

Dividend Policy

Subject to any preferential rights of any series of preferred stock, holders of shares of common stock will be entitled to receive dividends on the stock out of assets legally available for distribution when, as and if authorized and declared by our Board of Directors.  We have never declared or paid any cash dividends on our common stock. We currently intend to retain all available funds for use in our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination relating to dividend policy will be made by the discretion of our Board of Directors and will depend on a number of factors, including the future earnings, capital requirements, financial condition and future prospects and such other factors as our Board of Directors may deem relevant. Payment of dividends on the common stock may be restricted by loan agreements, indentures and other transactions entered into by us from time to time. We do not anticipate the payment of cash dividends on our common stock in the foreseeable future.

Voting Rights

Holders of common stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any series of preferred stock, the holders of the shares possess all voting power.   The holders of shares of our common stock do not have cumulative voting rights in connection with the election of the board of directors, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Liquidation Rights

Subject to any preferential rights of any series of preferred stock, holders of shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up.

Absence of Other Rights

Holders of common stock have no preferential, preemptive, conversion or exchange rights.

 Preferred Stock

The Board of Directors is authorized, without further shareholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series and the Board of Directors may fix the rights, preferences and designations thereof.  At this time the Board of Directors has designated 3,000,000 shares of our preferred stock as Series A convertible Preferred Stock of which 1,200,000 shares are issued and outstanding as of March 14, 2008.  The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Conversion Rights

Each share of our Series A Preferred Stock may  be convertible, at the option of the holder thereof and subject to notice requirements described herein, at any time, into six (6) shares of our common stock.

Liquidation Preference

The holders of our Series A Convertible Preferred Stock are entitled to receive, prior to the holders of the other series of our  Preferred Stock and prior and in preference to any distribution of our assets or surplus funds to the holders of any other shares of stock of the corporation by reason of their ownership of such stock, an amount equal to $0.37 per share with respect to each share of Series A Convertible Preferred Stock, plus all declared but unpaid dividends with respect to such share.

Voting Rights

Except as otherwise required by law, the holders of our Series A Convertible Preferred Stock vote; (i) as a single class and shall have such number of votes as is determined by multiplying (a) the number of shares of Series A Convertible Preferred Stock held by such holder, (b) the number of issued and outstanding shares of our Series A Convertible Preferred Stock and Common Stock as of the record date for the vote, or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited, and (c) 0.00000025; and (ii) the holders of our Common Stock shall have one vote per share of Common Stock held as of such date.

PART II

Item 1.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Our common stock is traded on the Pink Sheets (www.pinksheets.com) under the trading symbol “AVTC.PK” The stock price of our stock as has been extremely volatile and an active public market for our common stock may not develop or be sustained.   In addition, the stock market has from time to time experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These kinds of broad market fluctuations may adversely affect the market price of our common stock. For additional information, see “Risk Factors” above.

The following table sets forth the quarterly high and low sale prices of our common stock, as adjusted for the 1 for 3 reverse split occurring on January 17, 2008, for the last fiscal year and most recent quarter.

	High Sale	Low Sale
Fiscal Quarters	Price	Price

First Quarter 2007	$1.48	$1.11
Second Quarter 2007	$1.95	$0.52
Third Quarter 2007	$0.95	$0.72
Fourth Quarter 2007	$0.95	$0.75
First Quarter 2008	$0.88	$0.36

We have never declared or paid cash dividends

As of July 18, 2008, there are approximately 797 holders of record of our common stock.

We have never declared or paid cash dividends on our common stock.  We anticipate that in the future we will retain any earnings for operation of our business.  Accordingly, we do not anticipate declaring or paying any cash dividends in the foreseeable future.

We currently have no Equity Compensation Plans.  We issue shares of our common stock to our officers and directors pursuant to employment and director agreements.

Item 2.                      Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.  Our operations are subject to federal, state and local laws and regulations. Currently, we are not involved, or the subject of, any pending or existing litigation.

Item 3.                      Changes in and Disagreements with Accountants.

None.

Item 4.                      Recent Sales of Unregistered Securities.

We have sold the following unregistered securities:

From January 1, 2007 to December 31, 2007, we issued to accredited investors, 10% convertible debentures with an aggregate principal value of $425,833, convertible into 141,945 shares of our common stock.

From January 1, 2007 to December 31, 2007, we issued to accredited investors, 10% convertible notes with an aggregate principal value of $1,062,500, convertible into: (i) 472,223 shares of our common stock if converted within 12 months from issuance date; (ii) 416,667 shares of our common stock if converted within 24 months from issuance date; or (iii) 393,519 shares of our common stock if converted at any time up to the maturity date

The issuance of securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act of 1933 and Regulation D as transactions by an issuer not involving any public offering.  The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

We intend to use the proceeds from sale of the convertible debentures and notes or purchase of equipment for vending operations, vending machines, supplies and payroll for 0perations, professional fees, and working capital.

           There were no underwritten offerings employed in connection with any of the transactions set forth above.

Item 5.                      Indemnification of Directors and Officers.

Nevada Statutes

Section 78.7502 of the Nevada Revised Statutes, as amended, provides for the indemnification of the Company’s officers, directors, employees and agents under certain circumstances as follows:

“1.           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)           Is not liable pursuant to NRS 78.138; or
(b)
Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)           Is not liable pursuant to NRS 78.138; or
(b)	Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.           To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.”

Section 78.751 of the Nevada Revised Statutes describes the authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses as follows:

“1.  Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)           By the stockholders;
(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or
(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.  The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3.  The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)           Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.”

Charter Provisions

Our Amended Articles of Incorporation provide for indemnification of our officers and directors as follows:

SEVENTH.  No director or shareholder shall be personally liable to the corporation or its shareholders for money damages except as provided in the Nevada Revised Statues.

Bylaws

Our bylaws provide for the indemnification of our officers and directors as follows:

ARTICLE VI

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES,
AND OTHER AGENTS

Section 1                      ACTIONS OTHER THAN BY THE CORPORATION.  The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Section2                                ACTIONS BY THE CORPORATION.  The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees, actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.  Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 3                      SUCCESSFUL DEFENSE.  To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 4                      REQUIRED APPROVAL.  Any indemnification under Sections 1 and 2, unless ordered by a court or advanced pursuant to Section 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

(c) If a majority vote of a quorum  consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 5                      ADVANCE OF EXPENSES.  The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  The provisions of this section do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

Section 6                      OTHER RIGHTS.  The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article VI:
Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to Section 2 or for the advancement of expenses made pursuant to Section 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.
Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Section 7                      INSURANCE.  The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

Section 8                      RELIANCE ON PROVISIONS.  Each person who shall act as an authorized representative of the corporation shall be deemed to be doing so in reliance upon the rights of indemnification provided by this Article.

Section 9                      SEVERABILITY.  If any of the provisions of this Article are held to be invalid or unenforceable, this Article shall be construed as if it did not contain such invalid or unenforceable provision and the remaining provisions of this Article shall remain in full force and effect.

Section 10                      RETROACTIVE EFFECT.  To the extent permitted by applicable law, the rights and powers granted pursuant to this Article VI shall apply to acts and actions occurring or in progress prior to its adoption by the board of directors

Agreements

Pursuant to compensation agreements with selected officers and directors, we have agreed, to the maximum extent permitted by law, to defend, indemnify and hold harmless the officers and directors against any costs, losses, claims, suits, proceedings, damages or liabilities to which our officers and directors become subject to which arise out of or are based upon or relate to our officers and directors engagement by the company.

PART F/S

AVT, Inc.

Page

Balance Sheet at March 31, 2008……………………………………………..................................................................................................	F-1

Statements of Operations for the  three months ended March 31, 2008 and for the three months ended March 31, 2007…………………………...............................................................................................................................................................................
F-2

Statement of Changes in Shareholders' Deficit for the three months ended March 31, 2008, and for the year ended December 31, 2007……...
F-3

Statements of Cash Flows for the three months ended March 31, 2008 and for the year ended December 31, 2007..........................	F-4

Notes to Financial Statements………………………………………………...................................................................................................	F-5

AVT, INC.
BALANCE SHEET
March 31, 2008

ASSETS

Current assets:
Cash	$46,376
Accounts receivable	376,646
Inventory	311,510
Prepaid expenses	77,767
Total current assets	812,299

Property and equipment, net of accumulated depreciation	1,130,965

Other assets	11,950,655

TOTAL ASSETS	$13,893,919

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$58,052
Accrued liabilities	34,662
Total current liabilities	92,714

Long-term Liabilities:
Notes payable	2,722,543

TOTAL LIABILITIES	2,815,257

STOCKHOLDERS' DEFICIT (Note 6)
Common stock, $.001 par value, 100,000,000 shares authorized
15,197,712 shares issued and outstanding	39,906
Convertible Preferred Stock, $.001 Par value, 10,000,000 authorized
3,000,000 shares designated as Series "C" Convertible Preferred Stock
1,200,000 shares issued and outstanding	1,200
Dividends Paid	(84,012)
Notes issued that can be converted to common stock	1,504
Additional paid in capital	15,197,712
Retained deficit	(3,932,145)
Net income	(144,303)
TOTAL STOCKHOLDERS' DEFICIT	11,079,862

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$13,893,919

See notes to the financial statements

F-1

AVT, INC.
STATEMENTS OF OPERATIONS

			For the	For The
			Three Months Ended	Three Months Ended
			March 31, 2008	March 31, 2007

Revenues:
Sales		$	$394,365	$420,849
Total revenues			$394,365	420,849

Expenses:
Cost of Goods Sold (Note 1)			$173,957	$24,690
General and administrative (Note 1)			$339,378	$327,810
Total operating expenses			$513,335	$352,500

Loss from operations			(118,970)	68,349

Provision for Income Taxes (Note 5)			$24,987	$27,193

Other income & expenses
Garnishments			$346	$456
Interest expense			0	19,748
Loss on disposal of assets			0	0
			25,333	47,397

NET LOSS			$(144,303)	$20,952

Basic loss per common share			$-0.01	$0.00
Diluted loss per common share			$(0.03)	$0.00

Weighted average common shares outstanding - Basic			15,197,712	13,283,510
Weighted average common shares outstanding - Diluted			4,605,367	60,783,510

See notes to the financial statements
	F-2

AVT, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

													Total
		Preferred Stock			Common Stock		Additional	Retained		Stock		Contract	Stockholders'
		Shares		Amount	Shares	Amount	Paid In Capital	Deficit		for Asset		Equity	Deficit

Balance at December 31, 2004	*		$		$5,003,178	$500	$6,606,803	$(5,373,022)	$		$		$1,234,281

Common shares issued as payment
for Notes 1 thru 4.	*				19,830,575	1,983	3,795,736	—					3,797,719

Net loss for the year ended December 31,2005					—	—		(1,807,705)					(1,807,705)

Balance at December 31, 2005	*				24,833,753	2,483	10,402,539	(7,180,727)					3,224,297

Common shares issued as payment
for Notes a thru k.					3,957,967	26,309	6,107,838			5,000,000		625,000	11,759,147

Net loss for the year ended December 31, 2006								(6,221,268)					(6,221,268)

Balance at December 31, 2006	*		$		$28,791,720	$28,792	$16,510,377	$(13,401,995)		$5,000,000		$625,000	$8,762,176

Common shares issued					10,010,252	10,010	2,972,464						2,982,474

Preferred shares issued		1,200,000		1,200									1,200

Notes issued that can be converted					1,364,120	1,364							1,364

Net income for the year ended December 31, 2007								240,296					240,296

Balance at December 31, 2007	*	1,200,000		$1200	$40,166,092	$40,166	$19,482,841	$(13,161,699)		$5,000,000		$625,000	$11,987,508

Common shares issued					1,105,000	1,105	(9,910,129)	9,229,553					(679,471)

Preferred shares issued

Dividends Paid								(84,012)					(84,012)

Notes issued that can be converted					140,000	140							140

Net income for the period ended March 31, 2008								(144,303)					(144,303)

Balance at March 31, 2008	*	1,200,000		$1200	$41,411,092	$41,411	$9,572,712	$(4,160,461)		$5,000,000		$625,000	$11,079,862

F-3

AVT, INC.
STATEMENTS OF CASH FLOWS

		For The	For The
		Three Months Ended	Year Ended
		March 31, 2008	December 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)		$(144,303)	$240,296
Adjustments to reconcile net income to
net cash provided by operating activities:
Changes in operating assets and liabilities:
Accounts Receivable		(49)	(266,631)
Inventory		946,901	(136,468)
Deposits		0	(16,868)
Accounts payable and accrued expenses		(7,782)	(114,009)

NET CASH PROVIDED BY OPERATING ACTIVITIES		794,767	(293,680)

CASH FLOWS FROM INVESTING ACTIVITIES		(335,997)	(3,481,084)

NET CASH USED IN FINANCING ACTIVITIES		(557,406)	3,903,156

NET CHANGE IN CASH		(98,636)	128,392

CASH BALANCES
Beginning of period		145,012	16,620
End of period		$46,376	$145,012

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
CASH PAID DURING THE PERIOD FOR:
Interest		$-	$-
Income taxes		$-	$-

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Debt converted to common stock		$-	$-
Inventory acquired for debt		$-	$-

See notes to the financial statements
	F-4

AVT, INC.
Notes to Financial Statements

NOTE 1.                      SUMMARY OF ACCOUNTING POLICIES

a.           Organization

The Company was originally organized under the laws of the State of Delaware on February 26, 1969, as Infodex, Inc. At that time, the Company was engaged in the development, manufacturing and selling of various electronic devices, especially in the preparation various types of oscilloscopes known as “CRT” display modules.  In March 2005, the Company was renamed to Midwest Venture Group, Inc. and In September 2005, the Company again changed its name to Automated Vending Technologies, Inc. to better reflect the Company’s current operations as a vending machine manufacturer and vending route operator.  On January 2, 2008, the Company changed its state of domicile to Nevada, changed its name to AVT, Inc. and completed a 1 for 3 reverse split of its common stock.

The Company is considered a development stage company as defined in Statement of Financial Accounting Standards No. 7. The Company has not paid significant dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

b.  Accounting Method

The Company’s policy is to use the accrual method of accounting to prepare and present financial statements, which conform to generally accepted accounting principles (“GAAP”). The company has elected a December 31, year-end.

c.  Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased, to be cash equivalents.

d.  Use of Estimates in Financial Statement Preparation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company's financial statements include amounts that are based on management's best estimates and judgments. Actual results could differ from those estimates.

e.  Fixed Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long- Lived Assets, the Company evaluates the carrying value of long-lived assets for impairment whenever events or change in circumstances indicate that such carrying values may be recoverable. The Company estimates the future cash flows derived from an asset to assess whether or not a potential impairment exists when events or circumstances indicate the varying value of a long- lived asset may be recoverable. An impairment loss is recognized when the undiscounted future cash flows are less than its varying amount. If assets are considered to be impaired the impairment to be recognized is measured by the amount by which the varying amount exceeds the fair value of assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s products or services will continue, which could result in additional future impairment of long-lived assets. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the classification of liabilities that might result from the outcome of these uncertainties.

All fixed and other assets were appraised and marked to their market value by March 31, 2007 since the titles to these assets were acquired from a nonaffiliated predecessor Corporation AVT-NEV. The changes are reflected in the Balance Sheet and on Changes in Shareholder Equity Sheet. An appropriate depreciation schedule is in effect and the amount will be shown in the second quarter.

f.  Inventories

Inventories are stated at the lower cost or market with cost determined using the first-in, first-out method. Inventories consist of primarily of the food products that are sold in the vending machines.  The current value of machine inventory has been adjusted to reflect market value.

g.  Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization.  Depreciation and amortization are provided using the straight-line method over the estimated useful lives or the term of the lease of the related assets, whichever is shorter. Estimated useful lives generally range from 5 to 7 years.

Maintenance and repairs are charged to expense as incurred.  Renewals and improvements of a major nature are capitalized. At the time of the retirement or other disposition of property and equipment, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gains or losses are reflected in income.

The Company purchased the controlling interest of a corporation now called, Automated Vending Technologies, Inc., a Delaware corporation, on October 5th, 2005. The purpose of the transaction was to provide a vehicle for the Company to become a publicly traded company through a reverse merger.

All fixed and other assets were appraised and marked to their market value by March 31, 2007 since the titles to these assets were acquired from a nonaffiliated predecessor Corporation AVT-NEV. The changes are reflected in the Balance Sheet and on Changes in Shareholder Equity Sheet. An appropriate depreciation schedule is in effect and the amount will be shown in the second quarter.

h.  Revenue Recognition

The Company recognizes income and expenses as incurred and uses the accrual method of accounting to prepare and present financial statements which conform to generally accepted accounting principals (“GAAP”).

i. Expenses

The Company expenses the cost of advertising as incurred.  Costs incurred for research and development activities are expensed as incurred.

j.  Earnings per share

Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares (the denominator) for the period. The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

k.  Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes”.  SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

l.  Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (R), “Share-Based Payment”. SFAS No. 123 (R) revises SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes  APB Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS No. 123 (R) focuses primarily on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123 (R) requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). SFAS No. 123 (R) is effective as of the first interim or annual reporting period that begins after June 15, 2005 for non-small business issuers and after December 15, 2005 for small business issuers.  Accordingly, the Company has adopted SFAS No. 123 (R) effective January 1, 2006. The Company has determined that the provisions of SFAS No. 123 (R) did not have any significant impact on its financial statement presentation or disclosures.

In May 2005, the FASB issued SFAS No. 154 that establishes new standards on accounting for changes in accounting principals.  Pursuant to the new rules, all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so.  SFAS No. 154 completely replaces Accounting Principles Bulletin (APB) Opinion 20 and SFAS 3, though it carries forward the guidance in those pronouncements with respect to accounting for changes in estimates, changes in the reporting entity, and the correction of errors.  This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 31, 2005.

The adoption of these pronouncements has not made a material effect on the Company’s financial position or results of operations.  The Company has not recorded any Compensations expense, as there have been no options issues to employees as of December 31, 2007

NOTE 2.	GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses since inception and these loses are continuing and are expected to continue until such time as the Company is able to sufficiently expand its existing businesses or develop additional business segments whose profits are sufficient to offset ongoing losses from the Company’s operations.  The Company’s success is dependent upon numerous items, among which are the Company’s successful growth of revenues from its products and services, its ability to obtain new customers in order to achieve levels of revenues adequate to support the Company’s current and future cost structure, and its success in obtaining financing for equipment and operations, for which there is no assurance. Unanticipated problems, expenses, and delays are frequently encountered in establishing and maintaining profitable operations. These include, but are not limited to, competition, the need to develop customer support capabilities and market expertise, setbacks in product development, technical difficulties, market acceptance and sales and marketing. The failure of the Company to meet any of these conditions could have a materially adverse effect on the Company and may force the Company to reduce or curtail operations.  No assurance can be given that the Company can achieve or maintain profitable operations.

The Company believes it will have adequate cash to sustain operations until it achieves sustained profitability. However, until the Company has a history of maintaining revenue levels sufficient to support its operations and repay its working capital deficit, the Company may require additional financing. Sources of financing could include additional equity financing or debt offerings. The Company currently has a line of credit for $1,000,000 dollars SWI Trading, Inc.

NOTE 3.       COMMITMENTS AND CONTINGENCIES

Indemnities and Guarantees:

During the normal course of business, the Company has made certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions. These indemnities include certain agreements with the Company’s officers, under which the Company may be required to indemnify such person for liabilities arising out of their employment relationship, agreements with financial institutions in connections with certain of the Company’s notes payable, and agreements with leasing of office space for certain actions arising during the Company tenancy.  The duration of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated to make significant payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying balance sheet.

Leases:

The Company has various operating lease commitments in connection with its office space and certain equipment.

Legal:

The Company may be involved from time to time in claims, lawsuits, and disputes with third parties, actions involving allegations or discrimination or breach of contract actions incidental in the normal operations of the business. The Company is currently not involved in any such litigation or disputes which management believes could have a material adverse effect on its financial position or results of operations.

Income Taxes:

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. SFAS No. 109 is an asset and liability approach that requires the recognition in the Company’s financial statements of the difference between the financial statement carrying amounts of assets and liabilities and their respective tax bases.  Measurement of the deferred items is based on currently enacted tax laws.  Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized.

NOTE 4.	STOCKHOLDERS’ DEFICIT

The stockholders’ equity section of the Company contains the following classes of capital stock as of March 31, 2008:

Common stock, no par value; 100,000,000 shares authorized: 15,197,712 shares issued and outstanding.

Preferred Series C stock 1,200,000 shares issued at  $.001.

Common Stock

The common stock of the Company consisted of 9,972,820 shares at December 31, 2005.

On April 27,2006 the Company issued 1,200,000 shares for assumption of debt and services.  The transaction was recorded at $.001 per share.

On November 10, 2006 the Company issued 24,833,753 shares for the outstanding shares in AVT-NEV.  The transaction was recorded at $.001 per share.

On November 13, 2006 the Company canceled 9,000,000 shares that were issued 10/05/2005 (cert. #9014). The transaction was recorded at $.001 per share.

On November 14,2006 the Company issued 1,522,336 shares for assumption of debt and services.  The transaction was recorded at $.001 per share.

On November 21, 2006 the Company recorded the Krynicky 100 share certificate that was not included on the beginning register.  The transaction was recorded at $.001 per share.

The Company issued 262,711 shares to various investors during the 2006 calendar year.  The transactions were recorded at $.001 per share.

The Company issued 10,010,252 shares of Common stock during the calendar year of 2007 to various investors.  The transactions were recorded at $.001 per share.

Additional paid in capital in the calendar year of 2007 was $2,982,474 related to the issuance of 10,010,252 shares of Common stock.

On or about January 17, 2008 there was a 1 for 3 reverse stock split.

Preferred Stock

The Company issued 1,200,000 shares of Preferred Series C stock during January 2007.  The transactions were recorded at $.001 per share.

NOTE 5.                   INCOME TAXES

A reconciliation of U.S. statutory federal income tax rate to the effective rate follows:

	For The	For The
	Three Months Ended	Year Ended
	March 31, 2008	December 31, 2007

U.S. statutory federal rate, graduated………………………………..	39.%	39.0%
State income tax rate, net of federal…………………………………….	0%	0%
Net operating loss (NOL) for which	0	0
no tax benefit is currently available……………............................	0	0
	39.0%	39.0%

The Company had a net loss of $144,303 or the three months ended March 31, 2008.

AUTOMATED VENDING TECHNOLOGIES, INC.

Page

Report of Independent Registered Public Accounting Firm……….......................................................................................................................................	F-2

Balance Sheet as of December 31, 2007………………………….............................................................................................................................................	F-3

Profit & Loss Statement For January 1, to December 31, 2007…..........................................................................................................................................	F-4

Cash Flow Statement For January 1, to December 31, 2007……..........................................................................................................................................	F-5

Changes in Stockholder For January 1, to December 31, 2007….........................................................................................................................................	F-6

Notes to Financial Statements...................................................................................................................................................................................................
F-7

LAWRENCE SCHARFMAN & CO., CPA PC
Certified Public Accountants

18 E SUNRISE HIGHWAY, #203 Freeport, NY 11520 Telephone (516-771-5900) Facsimile (516-771-2598)	9608 Honey Bell Circle Boynton Beach, FL 33437 Telephone: (561) 733-0296 Facsimile: (561) 740-0613

Automated Vending Technologies, Inc.
341 Bonnie Circle, Ste. 102
Corona, Ca 92880

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of Automated Vending Technologies as of December 31, 2007and the related statements of operations, changes in Stockholders Equity and Cash Flows for the year then ended. These statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern.  The company’s existence is dependent upon management’ ability to develop profitable operations. Management anticipates the Company will attain profitable status and liquidity through continued developing, marketing and selling of its products and services.

In our opinion , the financial statements referred to above present fairly, in all material respects the financial position of Automated Vending Technologies as of December 31, 2007 and the results of operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/  Lawrence Scharfman CPA

Lawrence Scharfman CPA
March 10, 2008

America Institute CPAS	Member: Licensed in Florida and New York	Florida Institute CPAS

AUTOMATED VENDING TECHNOLOGIES, INC.
BALANCE SHEET
December 31, 2007

Assets
Current Assets
Checking/Savings
	AVTI - WELLS FARGO	$ 145,012
	Total Checking/Savings	$ 145,012
Accounts Receivable
	Accounts Receivable	$ 376,597
	Total Accounts Receivable	$ 376,597
Other Current Assets
	Vending Product Inventory	$ 82,868
	Vending Machine Warehouse Inv.	$ 1,107,086
	Parts Inventory	$ 62,858
	Coffee Machines	$ 8,081
	Deposits	$ 40,000
	Machine Change	$ 16,868
	Security Deposits	$ 20,899
	Total Other Current Assets	$ 1,338,659
	Total Current Assets	$ 1,860,269
Fixed Assets
	Machines on Location	$ 504,832
	Equipment	$ 69,636
	Computer Equipment	$ 51,418
	Leasehold Improvements	$ 170,192
	Vehicles	$ 236,421
	Total Fixed Assets	$ 1,032,499
Other Assets
	Route Purchases	$ 1,645,000
	Kiosk/ Cabinets	$ 163,124
	Vending Contracts	$ 625,000
	Patent & Software Development	$ 9,271,918
	Total Other Assets	$ 11,705,042
Total Assets		$ 14,597,810

Liabilities & Equity
Current Liabilities
	Accounts Payable	$ 46,504
	Total Accounts Payable	$ 46,504
Other Current Liabilities
	Accrued Liabilities	$ 4,264
	Payroll Liabilities	$ 8,055
	Crane - 112362	$ 3,740
	De Lage - 18325	$ 6,662
	Inland Finance	$ 1,186
	Sales Tax Payable	$ 5,814
	Total Other Current Liabilities	$ 29,720
	Total Current Liabilities	$ 76,224
Long Term Liabilities
Notes Payable
	SWI, Trading	$ 897,318
	Illingworth Family	$ 55,000
	Jim Bishop	$ 60,000
	John Knipf	$ 150,000
	Robert Lambdin	$ 100,000
	Total 2300 · Notes Payable	$ 1,262,318
Equipment Lease
	Crane - 115013	$ 2,156
	Crane - 115328	$ 4,465
	Crane - 115402	$ 1,520
	Crane - 116438	$ 31,295
	Citicorp - 116064	$ 70,708
	Lease Corp	$ 1,858
	Yale Finance	$ 9,732
	Total Equipment Lease	$ 121,734
AVT Vehicles
	GMAC - acct. 30475	$ 9,083
	GMAC - Acct.	$ 6,759
	Chrysler - Acct.	$ 12,296
	Key Equipment - Isuzu 1004599	$ 10,267
	Total AVT Vehicles	$ 38,406
Computer & Telecom
	De Lage - 50105	$ 4,207
	De Lage - 38049	$ 4,466
	Key Equipment - 286511	$ 40,449
	Total Computer & Telecom	$ 49,122
	Total Long Term Liabilities	$ 1,471,580
Total Liabilities		$ 1,547,803
Equity
Capital Stock: 38,801,972 common issued and
	Outstanding; par-.001; 1,200,000 referred "C"	$ 41,366
Issued and outstanding with a par of .001
Notes issued that can be converted to 1,364,120 common shares
	Additional Paid-in Capital	$ 26,170,341
	Retained Earnings	$ (13,401,997)
	Net Income	$ 240,296
Total Equity		$ 13,050,006

TOTAL LIABILITIES & EQUITY		$ 14,597,810
EPS(Post Split)	0.021

F-3

AUTOMATED VENDING TECHNOLOGIES, INC.
Profit & Loss Statement
For January 1 to December 31, 2007

Income
	Machine Sales	$ 876,306
	Manufacturing Sales	$ 187,002
	Route Sales	$ 103,807
	Vending	$ 1,172,769
	Service Income	$ 841
$ 2,340,724

Cost of Goods
	Vending Machines	$ 109,046
	Parts Supply	$ 50,522
	Vending Product	$ 379,120
	Route Fees	$ 89,930
	Freight	$ 12,490
	Vendor Refunds	$ 3,050
	Total	$ 644,158
Gross Profit		$ 1,696,566

Expenses
	Advertising	$ 16,394
	Service Fees	$ 7,523
	Bank charges and interest	$ 13,077
	License & fees	$ 3,153
	Vehicles	$ 176,451
	Dues and subscriptions	$ 8,612
	Auto Insurance	$ 43,281
	Medical Insurance	$ 41,360
	General Liability	$ 5,274
	Worker's Compensation	$ 21,345
	Payroll Services	$ 2,365
	Machine Sales Commission	$ 13,414
	Location Commission	$ 7,024
	Professional Fees	$ 54,217
	Service Technician	$ 27,300
	Corporate Officer Salary	$ 65,000
	Rent	$ 126,400
	R&D Expense	$ 1,881
	Computer repairs	$ 6,898
	Equipment repairs	$ 9,230
	Office supplies	$ 48,869
	Telephone	$ 20,722
	Uniforms	$ 11,204
	Meals & Entertainment	$ 25,828
	Travel	$ 14,406
	Payroll	$ 554,959
	Garnishment	$ 957
	Taxes-Corporation	$ 2,846
	Taxes-property	$ 1,611
	Taxes-Payroll	$ 76,905
	Utilities	$ 14,088
	Interest	$ 33,678
Total Operating Expense		$ 1,456,271
Net Income		$ 240,296

F-4

AUTOMATED VENDING TECHNOLOGIES, INC.
CASH FLOW STATEMENT
For January 1 to December 31, 2007

Jan1-Dec31
OPERATING ACTIVITIES
Net Income	$ 240,296.19
Adjustments to reconcile Net Income
to net cash provided by operations:
Accounts Receivable	$ (266,631.17)
Vending Product Inventory	$ (51,712.50)
Vending Machine Inventory	$ (13,815.57)
Parts Inventory	$ (62,857.70)
Coffee Machines	$ (8,081.25)
Machine change	$ (16,868.00)
Accounts Payable AVT	$ (103,655.00)
Crane - 112362	$ (6,186.32)
De Lage - 18325	$ (3,442.00)
Firestone - 514440	$ (3,747.89)
Inland Finance	$ (2,792.70)
Sales Tax Payable	$ 5,814.32
Net cash provided by Operating Activities	$ (533,975.78)
INVESTING ACTIVITIES
Machines on Location	$ (128,885.89)
Equipment	$ 233,411.82
Computer Equipment	$ 299,537.72
Furniture & Fixtures	$ 77,375.00
Leasehold Improvements	$ (111,670.33)
Vehicles	$ (160,296.61)
Construction in Progress	$ 3,249.66
AEM Kiosk/ Cabinets	$ (163,124.01)
Technology & Developement:1502 · Fabrication & Design	$ (549,768.47)
Technology & Developement:1504 · Engineering R & D	$ (592,159.08)
Technology & Developement:1506 · Trade, Copyright & Patents	$(1,523,266.05)
Technology & Developement:1508 · R & D Expenditures	$ (865,487.51)
Net cash provided by Investing Activities	$(3,481,083.75)
FINANCING ACTIVITIES
Notes Payable:2302 · SWI, Trading	$ 170,187.47
Notes Payable:2303 · Illingworth Family Trust	$ 55,000.00
Notes Payable:2304 · Jim Bishop	$ (90,000.00)
Equipment Lease:2402 · Crane - 112128	$ (4,483.35)
Equipment Lease:2403 · Crane - 111611	$ (3,440.58)
Equipment Lease:2406 · Crane - 115013	$ (2,390.06)
Equipment Lease:2408 · Crane - 115328	$ (3,275.30)
Equipment Lease:2410 · Crane - 115402	$ (2,349.63)
Equipment Lease:2411 · Crane - 116438	$ 30,123.93
Equipment Lease:2414 · Citicorp - 116064	$ (21,458.82)
Equipment Lease:2416 · Lease Corp of America	$ (1,926.16)
Equipment Lease:2420 · Yale Finance	$ 9,732.18
AVT Vehicles:2502 · GMAC - acct. 30475	$ 9,083.21
AVT Vehicles:2504 · GMAC - Acct.	$ 6,758.90
AVT Vehicles:2506 · Chrysler - Acct.	$ 12,296.35
AVT Vehicles:2508 · Key Equipment - Isuzu 1004599	$ 10,267.33
Computer & Telecom:2602 · De Lage - 50105	$ (12,208.50)
Computer & Telecom:2604 · De Lage - 38049	$ (9,367.95)
Computer & Telecom:2608 · Key Equipment - 286511	$ (7,660.78)
Capital Stock	$ 11,210.25
APIC	$ 3,745,693.07
Convertible Notes	$ 1,364.12
Net cash provided by Financing Activities	$ 3,903,155.68
Net cash increase for period	$ 128,392.34
Cash at beginning of period	$ 16,620.00
Cash at end of period	$145,012.34

F-5

AUTOMATED VENDING TECHNOLOGIES, INC.
CHANGES IN STOCKHOLDERS EQUITY
From January 1 to December 31, 2007

	Preferred	Preferred	Common	Stock	Additional		Total
	Number of	Value	Number of	Value	Paid-In	Accumulated	Stockholders'
	Shares	$	Shares	$	Capital	Deficit	Equity/(Deficit)
1/1/07			28,791,720	$ 28,792	$ 22,135,377	$ (13,401,997)	$ 8,762,172
1	600,000	$ 600			$ 599,400		$ 600,000
2			10,000	$ 10	$ 9,990		$ 10,000
3			2,500	$ 3	$ 1,672		$ 1,675
4			13,089	$ 13	$ 10,027		$ 10,040
5			25,000	$ 25	$ 24,975		$ 25,000
6			20,000	$ 20	$ 19,980		$ 20,000
7			10,000	$ 10	$ 9,990		$ 10,000
8			100,000	$ 100			$ 100
9			32,000	$ 32	$ 31,968		$ 32,000
10			34,166	$ 34	$ 34,132		$ 34,166
11			16,748	$ 17			$ 17
12			15,000	$ 15			$ 15
13			15,000	$ 15			$ 15
14			15,000	$ 15			$ 15
15			2,483	$ 1			$ 1
16			4,667	$ 5			$ 5
17			11,444	$ 11			$ 11
18			9,000	$ 9	$ 8,991		$ 9,000
19			30,000	$ 30			$ 30
20			125,000	$ 125	$ 124,875		$ 125,000
21			100,000	$ 100	$ 99,900		$ 100,000
22			125,000	$ 125	$ 124,875		$ 125,000
23			1,500,000	$ 1,500	$ 496,500		$ 498,000
24			4,000,000	$ 4,000	$ 1,326,000		$ 1,330,000
25			295,409	$ 295	$ 97,705		$ 98,000
26			704,591	$ 705	$ 233,295		$ 234,000
27			500,000	$ 500	$ 166,500		$ 167,000
28			44,642	$ 45	$ 14,789		$ 14,834
29			300,000	$ 300			$ 300
30			25,000	$ 25			$ 25
31			50,000	$ 50			$ 50
32			22,500	$ 23			$ 23
33			30,000	$ 30			$ 30
34			45,000	$ 45			$ 45
35			23,719	$ 24			$ 24
36			500795	$ 501			$ 501
37			1,252,499	$ 1,252			$ 1,252
38	600000	600			$ 599,400		$ 600,000
39			1,364,120	1364			$ 1,364
40
41						$ 240,296	$ 240,296
	1,200,000	$ 1,200	40,166,092	$ 40,166	$ 26,170,341	$ (13,161,701)	$ 13,050,006
							$ 13,050,006

1	1/2/2007	New issue of 600,000 preferred to SW I for services and money at 600,000
2	1/17/2007	New Issuance-Ready	10,000	Purchased at 1.00 (10,000)
3	1/17/2007	New Issuance-Noble	2,500	Purchased at .75 (1875)
4	1/17/2007	New Issuance-Hickenbotham	13,089	Purchased at .767 (10,040)
5	1/17/2007	New Issuance-Higgins	25,000	Service rendered at 1.00 (25,000)
6	1/19/2007	New Issuance-Yen	20,000	Service rendered at 1.00 (20,000)
7	1/19/2007	New Issuance-Nguyen	10,000	Service rendered at 1.00 (10,000)
8	1/22/2007	New Issuance-White	100,000	Swap for equal number of AEM
9	2/2/2007	New Issuance-Manley Solutions	32,000	Service rendered at 1.00 (32,000)
10	3/1/2007	New Issuance-Lambdin	34,166	Interest paid on note-shares at 1.00
11	3/8/2007	New Issuance-G Benge	16,748	Swap for equal number of AEM
12	3/8/2007	New Issuance-Fiserv L Benge	15,000	Swap for equal number of AEM
13	3/8/2007	New Issuance-Fiserv J Benge	15,000	Swap for equal number of AEM
14	3/8/2007	New Issuance-Fiserv G Benge	15,000	Swap for equal number of AEM
15	3/8/2007	New Issuance-Coughlin	2,483	Swap for equal number of AEM
16	3/8/2007	New Issuance-Fiserv J Coughlin	4,667	Swap for equal number of AEM
17	3/8/2007	New Issuance-Fiserv D Coughlin	11,444	Swap for equal number of AEM
18	3/8/2007	New Issuance-Halperin	9,000	Service rendered at 1.00 (9,000)
19	3/8/2007	New Issuance-Stout	30,000	Swap for equal number of AUTO-NEV
20	3/30/2007	New Issuance-Bishop	125,000	Service rendered at 1.00 (125,000)
21	3/30/2007	New Issuance-Winsor	100,000	Service rendered at 1.00 (100,000)
22	3/30/2007	New Issuance-Third Mobility	125,000	Purchased at .80 (100,000)
23	4/10/2007	New issue of 1.500,000 to SNI for services and money at .33
24	4/11/2007	New issue of 4,000,000 to SWI for services and money at .33
25	5/9/2007	New issue of 295,409 to SWI for services and money at .33
26	6/13/2007	New issue of 704,591 to SWI for services and money at .33
27	7/3/2007	New issue of 500000 to SWI for services and money at .33
28	7/3/2007	New issue of 44642 to SWI for services and money at .33
29	7/3/2007	New issue of 300000 to Star Capital for services at par (300)
30	7/3/2007	Winsor per contract 25000 at par (25)
31	7/3/2007	Russel per contract 50000 at par (50)
32	7/3/2007	Church per contract 22500 at par (22)
33	7/10/2007	Illingworth per contract 30000 at par (30)
34	7/10/2007	Vermette per contract 45,000 at par (45)
35	8/31/2007	Interest Shares 23719 at par
36	9/14/2007	New Issue for investors 500,795 at par
37	10/9/2007	Preferred new issue 600,000 for services and money at 600000
38	11/12/2007	New Issue for investors 1,252,499 at par
39	12/31/2007	Shares to be issued if series "B" notes are converted
40	12/31/2007	Inventory marked to Market (803347)
41	12/31/2007	Net Profit of 240,296

F-6

AUTOMATED VENDING TECHNOLOGIES, INC
NOTES TO FINANCIAL STATEMENTS

Note 1- ORGANIZATION

Definitions:

AVT, Inc: AVT, Inc. (a Nevada Corporation)
AVT-NEV: Automated Vending Technologies, Inc. (a Nevada Corp )
AMI-NEV: Automated Management Inc. (a Nevada Corporation)
AVT-DEL: Automated Vending Technologies, Inc. (a Delaware Corporation) also referred to as the Company
AHF-NEV: Automated Hot Foods, Inc. (a Nevada Corporation)

Organization:

AVT-NEV was incorporated in the state of Nevada on August 8, 2003.  AVT-NEV assumed the assets and liabilities related to the vending operations of AHF-NEV, Inc., on December 31, 2004 and began operations on January 1, 2005. Pursuant to the Agreement between AVT-NEV and AHF-NEV, each outstanding share of AHF-NEV was exchanged for one share of AVT-NEV.  At the time of the exchange, AHF-NEV had a net equity value of $697,013. AHF-NEV was then dissolved.

AVT-NEV and successors is a vending route operator and vending solutions provider based in Corona, California AVT-NEV and predecessors had grown as privately held corporation for 5 years to serve over 300 government and commercial vending accounts in Southern California. In early 2005, management decided to go public by means of a reverse merger and trade on the Pink Sheet Exchange. The vehicle chosen was a publicly traded Delaware registered corporation. It was originally named Infodex, Inc. until March 2005 when it was renamed Midwest Venture Group, Inc. In September, 2005, it was given the name of Automated Vending Technologies, Inc. (AVT-DEL) and on January 2, 2008, it became AVT, Inc. dba AVT Vending Inc. with a Nevada registration. It currently trades on the Pink Sheets under the symbol-AVTC. Its web site address is www.avtinconline.com

Automated Vending Technologies, Inc. (AVT-DEL) was organized under the laws of the State of Delaware on February 26, 1969 as Infodex, Inc. The Company was engaged in the development, manufacturing and selling of various electronic devices and to work in the general field of electronics and allied fields thereto, especially in the preparation various types of oscilloscopes known as “CRT” display modules.  As of October 5, 2005, the Company reached an agreement with AVT-NEV to transfer control of the Company to AVT-NEV’s management and principles with the transfer of 840,000 shares of the Company’s Series A Preferred Stock and a 1 for 1 exchange of the Company’s common stock for Automated’s common stock.  The 1 for 1 exchange of 24,833,753 was subject to the increase in the Company authorized common stock to 100,000,000 shares.

On 1/12/2006, a wholly owned subsidiary (by conveyance of 100 shares to the Company) Automated Management, Inc., was formed to facilitate the reverse merger. On 5/03/2006, the operations, retained earnings and paid-in capital of AVT-NEV were transferred to Automated Management, Inc. All assets and liabilities were to be transferred to AVT-DEL. The only exception to the conveyance was the line of credit extended to Juice Bar, Inc. which was partially paid by SWI. The remaining balance owed was written off as bad debt. Automated Vending Technologies, Inc. (a Nevada Corporation) was then dissolved.

On 12/17/2006, the operational expenses, retained earnings, and paid-in capital were conveyed to AMI-Del from AMI-NEV. (Since there was a continuation of operation from 1/01/2006 to 12/17/2006, the retained earnings of AMI-NEV are a consolidation of AMI-NEV and AVT-NEV). AMI-Nev was then dissolved. Since there were tax and title issues, the assets and liabilities were held in escrow until January 2, 2008 at which time they were transferred to AVT, Inc.

Changes in Shareholder Equity

The common shares outstanding increased from 28,791,720 to 38,801972. The Preferred Shares increased from zero to 1,200,000.

Shareholders Equity increased from 8,762,175 to 11,857247.

1/2/2007	New issue of 600,000 preferred to SWI for services and money at 600,000
1/17/2007	New Issuance-Ready	10,000	Purchased at 1.00 (10,000)
1/17/2007	New Issuance-Noble	2,500	Purchased at .75 (1875)
1/17/2007	New Issuance-Hickenbotham	13,089	Purchased at .767 (10,040)
1/17/2007	New Issuance-Higgins	25,000	Service rendered at 1.00
1/19/2007	New Issuance-Yen	20,000	Service rendered at 1.00
1/19/2007	New Issuance-Nguyen	10,000	Service rendered at 1.00
1/22/2007	New Issuance-White	100,000	Swap equal number of AEM
2/2/2007	New Issuance-Manley Solutions	32,000	Service rendered at 1.00
3/1/2007	New Issuance-Lambdin	34,166	Interest on note-shares at 1.00
3/8/2007	New Issuance-G Benge	16,748	Swap equal number of AEM
3/8/2007	New Issuance-Fiserv L Benge	15,000	Swap equal number of AEM
3/8/2007	New Issuance-Fiserv J Benge	15,000	Swap equal number of AEM
3/8/2007	New Issuance-Fiserv G Benge	15,000	Swap equal number of AEM
3/8/2007	New Issuance-Coughlin	2,483	Swap equal number of AEM
3/8/2007	New Issuance-Fiserv J Coughlin	4,667	Swap equal number of AEM
3/8/2007	New Issuance-Fiserv D Coughlin	11,444	Swap equal number of AEM
3/8/2007	New Issuance-Halperin	9,000	Service rendered at 1.00
3/8/2007	New Issuance-Stout	30,000	Swap for equal AUTO-NEV
3/30/2007	New Issuance-Bishop	125,000	Service rendered at 1.00
3/30/2007	New Issuance-Winsor	100,000	Service rendered at 1.00
3/30/2007	New Issuance-Third Mobility	125,000	Purchased at .80
4/10/2007	New issue of 1.500,000 to SNI for services and money at .33
4/11/2007	New issue of 4,000,000 to SWI for services and money at .33
5/9/2007	New issue of 295409 to SWI for services at .33
6/13/2007	New issue of 704,591 to SWI for services and money at .33
7/3/2007	New issue of 500000 to SWI for services and money at .33
7/3/2007	New issue of 44642 to SWI for services and money at plus .33
7/3/2007	New issue of 300000 to Star Capital for services at par (300)
7/3/2007	Winsor per contract 25000 at par (25)
7/3/2007	Russell per contract 50000 at par (50)
7/3/2007	Church per contract 22500 at par (22)
7/10/2007	Illingworth per contract 30000 at par (30)
7/10/2007	Vermette per contract 45,000 at par (45)
8/31/2007	Interest Shares 23719 at par
9/14/2007	New Issue for investors 500,795 at par
10/9/2007	Preferred new issue 600,000 for services and money at 600,000
11/12/2007	New Issue for investors 1,252,499 at par
12/31/2007	Shares to be issued if series "B" notes are converted
12/31/2007	1,364,120 Net profit for 2007 is $240,296

Change of Control

The change of control of the Company as of December 16, 2005 has resulted in multiple changes, including but not limited to recapitalization, change of name, and implementing the reverse acquisition of an operating company.

The Company did not pay any cash dividends this year and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

.Market Value of Intangible Assets

In accord with GAAP, the valuation of the intangible assets is booked at the lower of market valuation or cost. AVT’s cost as of December 31, 2007 was $8,986,897.00. The market valuation is estimated to be over 15,000,000 dollars. This market valuation was done by James Winsor Director of Engineering and Manufacturing Operations. He has over 20 years of experience in manufacturing, project management and engineering and has spent the last 10 years in the Self Service Industry.  He has worked directly with companies such as United Airlines, Coinstar, Multimedia Games, Boston Scientific and Chase Manhattan Bank. He has a Bachelor of Science degree from California State Polytechnic University. He also has the prime responsibility for current and future manufacturing and development of AVT vending systems and products. As a result, he is well qualified to give a fair market valuation.

He has broken down the valuation as follows:

Inventory Control                                               $612,500
Manufacturing Product Status                           $280,000
Customer Service Log 120                                $210,000
Electronic PO Generator 100                            $175,000
Touch Screen Vending 960                               $1,680,000
Cashless Payment System 640                         $1,120,000
Clock-In/Clock Out (in process) 125                  $218,750
Cash Dispensing System CDS ** 1280             $2,880,000
Vend System Sensor (Software) 350                $612,500
Digital Signage 2000                                         $3,500,000
Vend System Sensor (Hardware) 640               $1,120,000
7" All-In-One PC 800                                         $1,400,000
VMS 860 $150,500                                            $1,505,000

TOTALS                             $15,313,750

James Winsor summed up his appraisal as follows:

AVT‘s Intellectual property and developed technology have an estimated market value in excess of 15 Million US dollars; but, as several patents are pending on AVT propriety technology, this amount could exceed a market value of more than ten times this amount when the patents are confirmed.

NOTE 2- SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Fixed Assets:

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long- Lived Assets, the Company evaluates the carrying value of long-lived assets for impairment whenever events or change in circumstances indicate that such carrying values may be recoverable. The Company estimates the future cash flows derived from an asset to assess whether or not a potential impairment exists when events or circumstances indicate the varying value of a long- lived asset may be recoverable. An impairment loss is recognized when the undiscounted future cash flows are less than its varying amount. If assets are considered to be impaired the impairment to be recognized is measured by the amount by which the varying amount exceeds the fair value of assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s products or services will continue, which could result in additional future impairment of long-lived assets. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the classification of liabilities that might result from the outcome of these uncertainties.

All fixed and other assets were appraised and marked to their market value by March 31, 2007 since the titles to these assets were acquired from a nonaffiliated predecessor Corporation AVT-NV. The changes are reflected in the Balance Sheet and on Changes in Shareholder Equity Sheet. An appropriate depreciation schedule is in effect and the amount will be shown in the second quarter.

Inventories:

Inventories are stated at the lower of cost or market with cost determined using the first-in, first-out method. Inventories consist of primarily of the food products that are sold in the vending machines and vending machines that are being sold nationally. The current value of machine inventory has been adjusted to reflect market value.

Property and Equipment:

Property and equipment are stated at cost, net of accumulated depreciation and amortization.  Depreciation and amortization are provided using the straight-line method over the estimated useful lives or the term of the lease of the related assets, whichever is shorter. Estimated useful lives generally range from 5 to 7 years. All property and equipment assets were appraised and marked to their market value by March 31, 2007 since the titles to these assets were acquired from a nonaffiliated predecessor Corporation AVT-NV. The changes are reflected in the Balance Sheet and on Changes in Shareholder Equity Sheet. An appropriate depreciation schedule is in effect and the amount will be shown in the second quarter.

Maintenance and Repairs:

Both are charged to expense as incurred.  Renewals and improvements of a major nature are capitalized. At the time of the retirement or other disposition of property and equipment, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gains or losses are reflected in income.

Revenue Recognition:

The Company recognizes revenue upon the collection of amounts received from its vending products and machine sales.

Advertising:

The Company expenses the cost of advertising as incurred.

Research and Development:

Costs incurred for research and development activities are expensed as incurred.

Stock-Based Compensation:

The Company will account for stock-based employee compensation arrangements in accordance with the provisions of Account Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued Employees, and will comply with the disclosure Provisions of SFAS No. 123, Accounting for Stock-Based Compensation, as amended.  Under APB No. 25, compensation expense is recognized based on the difference, if any, on the date of grant, between the fair value of the Company’s stock and the Exercise price stated for the option. The Company has no recorded any Compensation expense, as there have been no options issued to employees as of December 31, 2007.

Stock-based awards to non-employees are accounted for using the fair value method in accordance with SFAS No. 123 and Emerging Issues Task Force (“EITF”) Issue No. 96-18, Accounting for Equity Instruments That Are Issued To Other Than Employees For Acquiring, Or In Conjunction With Selling Goods Or Services. All transactions in which goods or services are the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the third-party performance is complete or the date on which it is probable that performance will occur.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent and expenses during reporting periods. Significant estimates made by management include, among others, recoverability of property and equipment; long- lived assets and valuation of warrants to purchase common stock and deferred tax assets. Actual results could differ from these estimates.

Risks and Uncertainties:

The Company maintains its cash accounts in financial institutions. Accounts at these institutions are insured by Federal Deposit Insurance Corporation (“FDIC”) up to $100,000. At March 31,2007, the Company’s Bank account was less than the FDIC limit.
Accounting for stock-based compensation:

Stock-based awards to non-employees are accounted for using the fair value method in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, and Emerging Issues Task Force (“EITF”) Issue No. 96-18, Accounting For Equity Instruments That Are Issued To Other Employees For Acquiring Or In Conjunction With Selling Goods or Services. All transactions in which goods or services are the consideration receive for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the third-party performance is complete or the date on which it is probable that performance will occur.

Recent accounting pronouncements:

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004). Share-Based Payment provides investors and other users of financial statements with a complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. It covers a wide range of shared-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. This statement replaces SFAS No. 123 and supersedes APB No. 25 SFAS No. 123, as originally issued in 1995, established as a preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, SFAS No. 123 permitted entities the option of continuing to apply the guidance in APB No. 25, as long as the footnotes to financial statements disclosed what net income (loss) would have been had the preferable fair-value-based method been used. The Company will be required to apply Statement 123 in fiscal 2006. The Company is in the process of evaluating whether the adoption of Statement 123 will have a significant impact on the Company’s overall results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, Exchanges of No monetary Assets, An Amendment of APB Opinion No. 29, and Accounting for No monetary Transactions. APB No. 29 is based on the principle that exchanges of no monetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion, however, included certain exceptions to that principle. This statement amends APB No. 29 to eliminate the exception for no monetary exchanges of similar productive assets and replaces it with a general exception for the exchanges of no monetary assets that no not have commercial substance, that is, if the future cash flows of the entity are not expected to change significantly as a result of the exchange. The provisions of this statement are effective for no monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company anticipates that SFAS No. 153 will not have a material impact on the Company’s financial statements.

 In February 2006, the FASB issued SFAS No. 155.  This statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers a Servicing of Financial Assets and Extinguishments of Liabilities.  This statement resolves issues addressing in Statement No.133 Implementation Issue No, DI, “Application of Statement 1.33 to Beneficial Interest in Securitized Financial Assets.” The Company does not expect application of SFAS No. 155 to have a material affect on its financial statements.

In March 2006, the FASB issued SFAS No. 156.  This statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities.  This statement is effective as of the first fiscal year that begins after September 15, 2006.  An entity should apply the requirements for recognition and initial measurement of servicing assets and servicing liabilities prospectively to all transactions after the effective date of this Statement.  The Company does not expect application of SFAS No. 156 to have material affect on its financial statements.

In June 2006, the FASB issued interpretation No. 48, Accounting for Uncertainty in Income Taxes – An interpretation of FASB Statement No. 109, (FIN 48.)  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in all, enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes, FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return that results in a tax benefit.  Additionally, FIN 48 provides guidance on de-recognition of income statement classification of interest and penalties, accounting in interim periods, disclosure, and transition.  This interpretation is effective for the Company for its fiscal year ending June 30, 2008.  The Company has not yet evaluated the effect that the application of FIN 48 may have, if any on its future results of operations and financial condition.

In September 2006 the FASB issued SFAS No. 157, Fair Value Measurements.  This statement is effective as of the beginning of its first fiscal year that begins after November 15, 2007.  This statement defines fair value, establishes framework for measuring fair value in generally accepted accounting principles (GAAP) , and, expands disclosures about fair value measurements.  This statement applies under other accounting procurements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute.  Accordingly, this statement does not require any new fair value measurements.  However, for some entities the application of this Statement will change current practice.  The company does not expect application , of SFAS No. 157 to have material affect on its financial statements.

In September 2006, the FASB issued SFAS No. 158 Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans.  This statement amends FASB Statements No. 87. 88, 106, and 132 (R).  This statement is effective as pf the beginning of its first fiscal year that begins after December 15, 2006 but before June 16, 2007.  This statement improves financial reporting by requiring an employer to recognize an over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and, to recognize change in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of not-for-profit organization.  The Company does not expect application of SFAS No. 158 to have material affect on its financial statements.

FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115

           This Statement permits all entities to choose, at specified election dates, to measure eligible items at fair value (the “fair value option”). A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. Upfront costs and fees related to items for which the fair value option is elected shall be recognized in earnings as incurred and not deferred.

FAS 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans

This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. This Statement requires an employer that is a business entity and sponsors one or more single-employer defined benefit plans to:

a. Recognize the funded status of a benefit plan—measured as the difference between plan assets at fair value (with limited exceptions) and the benefit obligation—in its statement of financial position. For a pension plan, the benefit obligation is the projected benefit obligation; for any other postretirement benefit plan, such as a retiree health care plan, the benefit obligation is the accumulated postretirement benefit obligation.

b. Recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to FASB Statement No. 87, Employers’ Accounting for Pensions, or No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. Amounts recognized in accumulated other comprehensive income, including the gains or losses, prior service costs or credits, and the transition asset or obligation remaining from the initial application of Statements 87 and 106, are adjusted as they are subsequently recognized as components of net periodic benefit cost pursuant to the recognition and amortization provisions of those Statements.

c. Measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end statement of financial position (with limited exceptions).

d. Disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation.

 Other recent accounting pronouncements issued by the FASB (including EITF) and the American Institute of Certified Public Accountants did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

NOTE 3- COMMITMENTS AND CONTINGENCIES

Indemnities and Guarantees:

During the normal course of business, the Company has made certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions. These indemnities include certain agreements with the Company’s officers, under which the Company may be required to indemnify such person for liabilities arising out of their employment relationship, agreements with financial institutions in connections with certain of the Company’s notes payable, and agreements with leasing of office space for certain actions arising during the Company tenancy.  The duration of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated to make significant payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying balance sheet.

Leases:

The Company has various operating lease commitments in connection with its office space, vehicles, and certain equipment.

Legal:

The Company may be involved from time to time in claims, lawsuits, and disputes with third parties, actions involving allegations or discrimination or breach of contract actions incidental in the normal operations of the business. The Company is currently not involved in any such litigation or disputes which management believes could have a material adverse effect on its financial position or results of operations.

Income Taxes:

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. SFAS No. 109 is an asset and liability approach that requires the recognition in the Company’s financial statements of the difference between the financial statement carrying amounts of assets and liabilities and their respective tax bases.  Measurement of the deferred items is based on currently enacted tax laws.  Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized.

The total of retained earnings of (13,401,995) reflects the net loss carry forwards from the operations of AHF-NEV, AHF-NEV, AMI-NEV, AVT-DEL from 2002 to 2006 minus the profit of AVT-DEL in 2006.

All revenue has been booked to Automated Vending Technologies, Inc., a Delaware corporation, from January 1, 2006, forward for sales tax purposes and to correctly reflect merger agreement.

All operational expenses that had been booked to AMI-NEV have been transferred to Automated Vending Technologies, Inc., a Delaware corporation, from January 1, 2006 forward for tax purposes. The resulting Net Operating Loss Carry Forward was shown on the COMPARATIVE CONSOLIDATED BALANCE SHEETS for 2006 and has been included in the Retained Earnings for 2006 for AVT-DEL.

NOTE 4: SUMMARY OF IMPORTANT EVENTS

Hot Choice Distributors, Inc.	Incorporated on 2/27/2002. Went out of business in April 2002. Transferred some debt obligations to Automated Hot Food Systems, Inc. at that time.

Automated Hot Foods Systems, Inc.	Incorporated on 3/27/2002. Went out of business and transferred Assets and debts to Automated Vending Technologies, Inc., a Nevada Corporation on 12/31/2004.Ceased operations on that date, also.

Automated Vending Technologies, Inc.
Incorporated on 8/28/2003.  Assumed the assets and debts of Automated Hot Food Systems, Inc. on 12/31/2004. Began operation on January 1,2005. Merger approved by shareholders on 4/18/2005. Merged into Automated Management, Inc. on 5/3/2006. Ceased operation on April 16, 2006. All operations and revenues were transferred to AVT-DEL. The assets and liabilities were put into escrow until various tax and title issues were cleared up. The Assets and liabilities were finally transferred on January 2, 2008 to AVT, Inc.

Automated Management, Inc.
Incorporated on 1/12/2006 as a wholly owned Subsidiary of Automated Vending Technologies, Inc., a Delaware corporation. Merged with Automated Vending Technologies, Inc., a Nevada corporation, on 5/3/2006 with Automated Management, Inc. surviving.  Assumed operations April 17, 2006. Merged out of existence on 12/8/2006 with Automated Vending Technologies, Inc., a Delaware corporation (its parent) on 12/8/2006. Completed operations on December 17, 2006.

Automated Vending Technologies, Inc.
Incorporated on 2/26/1969 as Infodex, Inc. Changed its name to Midwest Venture Group, Inc. on January 14, 2005.  Changed its name to Automated Vending Technologies, Inc. on 9/22/2005. Change of control on October 5, 2005. Merged with its wholly owned subsidiary Automated Management, Inc. on 12/8/2006 with Automated Vending Technologies, Inc., a Delaware corporation surviving. Assumed all operations on December 18, 2006. Due to title and tax problems asset and liabilities were not transferred until January 2, 2008.

AVT, Inc. dba as AVT Vending Inc.
On January 2, 2008, AVT-Del became AVT, Inc. registered in Nevada. All assets, liabilities, operations, and accumulated debt were transferred over from predecessor companies. All tangible assets were marked to market as of December 31, 2007 since that was the lower of cost minus depreciation or market value.

NOTE 5: FINANCIAL RATIOS

Current Assets minus Current Liabilities of AVT results in a Working Capital amount of $1,784,045 or a ratio of 25 to 1.
In 2006 Income for AVT-DEL from all sources was 1,675,210. The Cost of Goods was 833,234.
The resulting gross profit was 833,234.
In 2007 Income for AVT-DEL from all sources was 2,340,724. The Cost of Goods was 644,158.
The resulting gross profit was 1,696,566.
The EPS based on net profit (post split) was 0.0214 as calculated below.
The EPS based on gross profit (post split) was 0.15
The PE ratio based on a 2.00 bid is 14 for gross profit and 80 for net profit.

Net Profit 240,296	1-Jan	17	28791720	489459240	33674043.97
		2	28842309	57684618	0.00714
		3	28872309	86616927	3
		11	28972309	318695399	0.0214
		27	20004309	540116343
		7	29038475	203269325
		22	29157817	641471974
		11	29382817	323210987
		29	29507817	855726693
		35	35007817	1225273595
		20	36507817	730156340
		7	36949959	258649713
		52	37024959	1925297868
		14	37048678	518681492
		59	37549473	2215418907
		49	38801972	1901296628
		365		12291026049

F-7

AUTOMATED VENDING TECHNOLOGIES, INC.

Page

Report of Independent Registered Public Accounting Firm……………….........................................................................................................................	F-2

Comparative Consolidated Balance Sheets as Of December 31, 2005 and 2006………………………………………………………………………....	F-3

Comparative Statements of Combined Operations for Years Ended December 31, 2005 and December 31, 2006……………………………….......	F-4

Comparative Cash Flow Statements for the Years Ended December 2005 and 2006…………………………………………………………………....	F-5

Comparative Consolidated Statements of Changes in Stockholder
Deficits From December 31, 2004 to December 31, 2006………………................................................................................................................................
F-6

Notes to Financial Statements………………………………………………...........................................................................................................................	F-7

LAWRENCE SCHARFMAN & CO., CPA PC
Certified Public Accounts

18 E SUNRISE HIGHWAY,#203 Freeport, NY 11520 Telephone (516) 771-5900) Facsimile (516) 771-2598)	9608 HONEY BELL CIRCLE Boynton Beach, Fl. 33437 Telephone (561) 733-0296 Facsimile (561) 470-0613

Automated Vending Technologies Inc
341 Bonnie Circle, Suite 102
Corona, Ca 92880

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying Comparative Balance Sheets of Automated Vending Technologies as of December 31, 2005 and 2006 and the related statements of operations, changes in stockholders equity and cash flows for the years then ended.  These statements are the responsibility of management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial presentation.  We believe that our audit provided a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. The company's existence is dependent upon management's ability to develop profitable operations. Management anticipates the Company will attain profitable status and liquidity through continued developing, marketing and selling of its products and services.

In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of Automated Vending Technologies, Inc. as of December 31, 2005 and 2006 and the results of operations and cash flows for the two years then ended in conformity with generally accepted accounting principles.

/s/ Lawrence Scharfman, CPA Lawrence Scharfman, CPA June 6, 2007

Member:
American Institute CPAS	Florida Institute CPAS
Licensed in Florida & New York

AUTOMATED VENDING TECHNOLOGIES, INC.
(A Development Stage Company)
COMPARATIVE CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2005 and 2006

	AVT-NEV	AVT-DEL	AVT-DEL
	Dec. 31,	Dec. 31	Dec. 31
	2005	2005	2006
CURRENT ASSETS
Cash	$ 75,027		$ 16,620
Accounts receivable	283		109,966
Vending Product	29,104		31,156
Machine Inventory	648,939		1,093,270
Prepaid expenses and deposits	436,399		60,899
TOTAL	1,189,752	$ -	1,311,911

FIXED ASSETS
Machines on location	123,496		375,946
Equipment	280,189		302,824
R & D			1,685,287
Leasehold Improvement	1,287		58,522
Computer Equipment	331,479		350,956
Vehicles	76,124		76,124
Juice Club	7,165
Fixtures & equipment	58,114		77,375
Less: accumulated Depreciation	(127,548)		(289,270)
Construction in Progress			3,250
TOTAL	750,306	$ -	2,641,014

OTHER ASSETS
Due from Juice Club	622,178
Vending Contracts			625,000
LA Fitness	167,500
Route Purchases	380,000		1,645,000
AEM	50,000
Trade, Copyright, & Patents	17,209		4,017,208
TOTAL	1,236,887	$ -	6,287,208
R&D Expenditures	932,631
TOTAL	2,169,518		6,323,998
TOTAL ASSETS	$ 4,109,576		$10,276,923

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable	$ 106,742		$ 150,159
Accrued Liabilities	$ 4,264		$ 4,264
Payroll Liabilities	$ 416		$ 8,055
Garnishments	$ 150
Accrued Interest	$ 38,572
Total	$ 150,144	$ -	$ 162,478
LONG TERM
Note payable
SWI			$ 725,130
Bishop	$ 150,000		$ 150,000
Knipf	$ 150,000		$ 150,000
Lambdin	$ 100,000		$ 100,000
Total	$ 400,000	$ -	$ 1,125,130

COMPUTER & TELECOM	$ 130,460		$ 88,463
EQUIPMENT LEASE	$ 204,679		$ 138,678
Total	$ 335,139	-	$ 227,141

TOTAL LIABILITY	$ 885,283	$ -	$ 1,514,749

STOCKHOLDERS' DEFICIT
Preferred shares
Common shares	24,833,753	9,972,920	28,791,720
Capital Stock	$ 2,483	$ 9,973	$ 28,792
Paid In Capital from Merger			$13,086,667
Stock/Asset Exchange			$ 5,000,000
Contract Value			$ 625,000
Additional paid-in capital	$10,402,539	$ 3,423,712	$ 3,423,712
Retained Earnings	$ (5,373,024)	$(3,433,685)	$ (3,433,686)
Retained Earnings from Merger			$ (7,434,262)
Net loss from Subsidiary			$ (3,367,283)
Net Income	$ (1,807,705)	$ -	$ 833,234
Shareholder Equity	$ 3,224,293		$ 8,762,174
TOTAL LIABILITIES & EQUITY	$ 4,109,576	$ -	$10,276,923

AUTOMATED VENDING TECHNOLOGIES, INC.
(A Development Stage Company)
COMPARATIVE STATEMENTS OF COMBINED OPERATIONS
FOR YEARS ENDED DECEMBER 31, 2005 AND DECEMBER 31, 2006

	AVT-NEV	AVT-DEL	AMI-NEV
	2005	2006	2006
INCOME
Vending	$ 545,553	$ 1,184,317
Machine Sales	$ 2,650	$ 373,040
Other Revenue	$ 175,251	$ 117,853
Total	$ 723,454	$ 1,675,210

COST OF GOODS SOLD
Vending	$ 445,567	686,714
Vending Machines	$ -	155,262
Total	$ 445,567	$ 841,976

GROSS PROFIT	$ 277,887	$ 833,234
EXPENSES
Vehicles	$ 116,184		$ 220,206
Payroll Taxes	$ 35,768		$ 57,630
Professional Fees	$ 996,125		$ 352,032
Route Commissions	$ 30,959		$ 101,679
Installation	$ 3,319		$ 2,515
Freight	$ 2,249		$ 19,113
Entertainment	$ 4,492		$ 16,211
Meals	$ 7,040		$ 20,814
Travel	$ 15,950		$ 65,110
Advertising	$ 20,001		$ 54,685
Payroll	$ 497,021		$ 652,134
Bank charges and interest	$ 5,554		$ 6,206
Equipment Rental	$ 6,316		$ 5,503
Laundry	$ 7,471		$ 13,428
Leads and Lists			$ 5,786
Over and Short	$ (701)
Postage and Delivery			$ 29,145
Promotion			$ 2,468
Repairs	$ 10,506		$ 33,141
Temporary Help			$ 4,911
Reimbursements			$ 25,851
Contributions			$ 1,009
Depreciation	$ 127,548		$ 181,127
Dues and subscriptions	$ 2,959		$ 3,107
Health Insurance	$ 19,802		$ 20,537
General Insurance	$ 26,506		$ 24,585
Licenses	$ 1,263		$ 1,600
Misc.	$ 19		$ 140
Office supplies	$ 76,178		$ 38,007
Payroll Processing			$ 1,617
Taxes	$ 47,021		$ 30,023
Auditing and accounting	$ 75,228		$ 130,107
Attorney	$ 10,067		$ 71,272
Printing	$ 9,986		$ 25,919
Professional Development			$ 7,423
Rent	$ 100,001		$ 222,492
Telephone	$ 11,285		$ 69,313
Utilities	$ 19,671		$ 21,539
Filing Fees			$ 31,499
Bad Debt			$ 606,591
Admin. Other	$ 89
Office supplies and stationery	$ 5,516
TOTAL OPERATING EXPENSE	$ 2,291,393	$ -	$ 3,176,475

OTHER INCOME
Payment on Bad Debt	$ 350,523

OTHER EXPENSE
Interest	$ 144,722		$ 101,781
Loss on Disposal of Assets			$ 89,027
TOTAL	$ 2,085,592	$ -	$ 3,367,283

NET PROFIT or (LOSS)	$ (1,807,705)	$ 833,234	$ (3,367,283)

NET PROFIT or (LOSS) PER COMMON SHARE	$ (0.07)	$ 0.06	$ (33,672.83)

WEIGHTED AVERAGE NUMBER OF BASIC AND
DILUTED COMMON SHARES OUTSTANDING	24,833,753	13,283,410	100

AUTOMATED VENDING TECHNOLOGIES, INC.
(A Development Stage Company)
COMPARATIVE CASH FLOW STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2006

	AVT-NEV	AVT-DEL
	January 1-December 31	January 1-December 31
	2005	2006
OPERATING ACTIVITIES
Net Income for the year	$ (1,807,705)	$ 833,234
Accounts Receivable	$ (283)	$ (109,683)
Inventory-vending	$ (9,994)	$ (2,051)
Inventory-machines	$ (21,113)	$ (444,331)
Deposits	$ (430,000)	$ 390,000
Security Deposits		$ (14,500)
Accounts Payable	$ 97,331	$ 43,417
Accrued liabilities	$ 4,264
Payroll Liabilities	$ 416	$ 7,639
Garnishments	$ 150	$ (150)
Accrued Interest	$ 21,392	$ (38,572)
Net Cash Provided by Operating	$ (2,145,542)	$ 665,003

INVESTING ACTIVITIES
Machines on Location	$ (24,840)	$ (252,450)
Equipment		$ (22,634)
R&D	$ (780,184)	$ (752,656)
Leasehold Improvements	$ (1,287)	$ (57,235)
Computer Equipment	$ (310,513)	$ (19,477)
Vehicles	$ (15,000)
JC Fixtures	$ (2,500)	$ 7,165
Furniture & Fixture	$ (10,521)	$ (19,261)
Tech & Copy	$ (16,537)
Accumulated Depreciation	127,548	$ 174,931
Construction In Progress		$ (3,249)
Due from JC and Nutrition	(576,644)	$ (217,557)
Value of Contracts		$ (625,000)
LA Fitness		$ 167,500
Route Purchases		$ (1,265,000)
Trade, Copyright and Patents		$ (4,000,000)
Total Cash provided/(used) by Investing	(1,610,478)	$ (6,884,923)

FINANCING ACTIVITIES
Convertible notes payable for:
Reynolds	$ (26,675)
SWI	$ (426,495)	$ 725,130
Moore	$ (70,000)
Bishop	$ 150,000
Knipf	$ 150,000
Lambdin	$ 100,000
Equipment Lease
Crane 111211	$ (33,952)	$ (11,338)
Crane 111611	$ (14,728)	$ (4,207)
Crane 112128	$ (21,712)	$ (12,964)
Crane 112362	$ (17,851)	$ (11,912)
Crane 115013		$ 4,370
Crane 115328		$ 7,740
Crane 115402		$ 3,869
Firestone 514440	$ (7,904)	$ (9,501)
Citicorp 116064	$ 114,165	$ (21,998)
Lease Corp of America	$ (7,092)	$ (4,546)
Inland Finance	$ (8,145)	$ (5,513)
Computer & Telecom
DeLange 24650105	$ 28,106	$ (11,690)
DeLange 24638049	$ 26,422	$ (12,589)
Delange 246183325	$ 14,278	$ (4,175)
Key Equipment	$ 61,653	$ (13,542)
Capital Stock	$ 1,983	$ 28,792
Additional Paid In Capital	$ 3,795,737	$ 2,684,127
Stock for Asset Exchange		$ 5,000,000
Contract equity		$ 625,000
Payment on Bad Debt	$ (350,523)
Retained Earnings	$ 350,520	$ (2,643,486)
Net Cash provided by Financing	$ 3,792,787	$ 6,311,567

Cash At Beginning of Period	$ 38,260	$ 75,027

CASH, END OF YEAR	$ 75,027	$ 16,620

AUTOMATED VENDING TECHNOLOGIES, INC.
(A Development Stage Company)
COMPARATIVE CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS DEFICITS
FROM DECEMBER 31, 2004 TO DECEMBER 31, 2006

( US Dollars)

	Common	Stock	Additional		Stock	Contract	Total
	Number of	Value	Paid-In	Accumulated	for Asset	Equity	Stockholders'
	Shares	$	Capital	Deficit			Equity/(Deficit)

AVT-NEV-12/31/2004	5,003,178	$ 500	$ 6,606,803	$ (5,373,022)			$ 1,234,281
Note I	19,589,575	$ 1,959					$ 1,959
Note II	241,000	$ 24					$ 24
Note III			$ 3,795,736				$ 3,795,736
Note IV				$ (1,807,705)			$ (1,807,705)
AVT-NEV12/31/2005	24,833,753	$ 24,834	$ 10,402,539	$ (7,180,727)			$ 3,224,295

AVT-DEL12/31/2005	9,972,820	$ 9,973	3,423,712	(3,433,685)			0
(Note a)	1,200,000	$ 1,200					$ 1,200
(Note b)	24,833,753	$ 24,834					$ 24,834
(Note c)	(9,000,000)	$ (9,000)					$ (9,000)
(Note d)	1,522,336	$ 1,522					$ 1,522
(Note e)	100						$ -
(Note f)	262,711	$ 262					$ 262
(Note g)					$ 5,000,000		$ 5,000,000
(Note h)			$ 13,086,665	$ (7,434,260)			$ 5,652,405
(Note i)						$ 625,000	$ 625,000
(Note j)				$ 833,234			$ 833,234
(Note k)				$ (3,367,283)			$ (3,367,283)
AVT-DEL12/31/2006	28,791,720	$ 28,792	$ 16,510,377	$ (13,401,994)	$ 5,000,000	$ 625,000	$ 8,762,175

AVT-NEV
Note I	Issuance for cash
Note II	Issuance for assets
Note III	Paid-In Capital 2005
Note IV	Net Loss AVT-Nev-2005

COMBINED AVT-NEV AND AVT-DEL
(Note a)	4/27/2006	1,200,000 for assumption of debt and services
(Note b)	11/10/2006 24,833,753 shares (restricted) for outstanding shares in Automated (Nevada)
(Note c)	11/13/2006 Cancelled 9,000,000 shares issued 10/05/2005 (cert.#9014)
(Note d)	11/14/2006	1,522,366 for assumption of debt and services
(Note e)	11/21/2006	Krynicky 100 share cert not included in beginning register
(Note f)	New Issues for various investors
(Note g)	Stock for Asset exchange
(Note h)	Carry over from merger
(Note i)	Present Value of Coke and Pepsi Contracts
(Note j)	Net Profit from AVT-DEL
(Note k)	Loss from AMI-NEV

AUTOMATED VENDING TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1- ORGANIZATION

Definitions:

AVT-NEV:                      Automated Vending Technologies, Inc. (a Nevada Corporation)

AMI-NEV:                      Automated Management Inc. (a Nevada Corporation)

      AVT-DEL:                      Automated Vending Technologies, Inc. (a Delaware Corporation) also referred to as theCompany

                  AHF-NEV: Automated Hot Foods, Inc. (a Nevada Corporation)

Organization:

AVT-NEV was incorporated in the state of Nevada on August 8, 2003.  AVT-NEV assumed the assets and liabilities related to the vending operations of AHF-NEV, Inc., on December 31, 2004 and began operations on January 1, 2005. Pursuant to the Agreement between AVT-NEV and AHF-NEV, each outstanding share of AHF-NEV was exchanged for one share of AVT-NEV.  At the time of the exchange, AHF-NEV had a net equity value of $697,013. AHF-NEV was then dissolved.

AVT-NEV and successors is a vending route operator and vending solutions provider based in Corona, California AVT-NEV and predecessors had grown as privately held corporation for 5 years to serve over 300 government and commercial vending accounts in Southern California. In early 2005, management decided to go public by means of a reverse merger and trade on the Pink Sheet Exchange. The vehicle chosen was a publicly traded Delaware registered corporation. It was originally named Infodex, Inc. until March 2005 when it was renamed Midwest Venture Group, Inc. In September, 2005, it was given its current name of Automated Vending Technologies, Inc. (AVT-DEL). It currently trades on the Pink Sheets under the symbol-AVDT. Its web site address is www.avtinconline.com

Automated Vending Technologies, Inc. (AVT-DEL) was organized under the laws of the State of Delaware on February 26, 1969 as Infodex, Inc. The Company was engaged in the development, manufacturing and selling of various electronic devices and to work in the general field of electronics and allied fields thereto, especially in the preparation various types of oscilloscopes known as “CRT” display modules.

As of October 5, 2005, the Company reached an agreement with AVT-NEV to transfer control of the Company to AVT-NEV’s management and principles with the transfer of 840,000 shares of the Company’s Series A Preferred Stock and a 1 for 1 exchange of the Company’s common stock for Automated’s common stock.  The 1 for 1 exchange of 24,833,753 was subject to the increase in the Company authorized common stock to 100,000,000 shares.

On 1/12/2006, a wholly owned subsidiary (by conveyance of 100 shares to the Company) Automated Management, Inc., was formed to facilitate the reverse merger. On 5/03/2006, the operations, retained earnings and paid-in capital of AVT-NEV were transferred to Automated Management, Inc. All assets and liabilities were transferred to AVT-DEL. The only exception to the conveyance was the line of credit extended to Juice Bar, Inc. which was partially paid by SWI. The remaining balance owed was written off as bad debt. Automated Vending Technologies, Inc. (a Nevada Corporation) was then dissolved.

On 12/17/2006, the operational expenses, retained earnings, and paid-in capital were conveyed to the Company from AMI-NEV. (Since there was a continuation of operation from 1/01/2006 to 12/17/2006, the retained earnings of AMI-NEV are a consolidation of AMI-NEV and AVT-NEV). Automate Management, Inc. was then dissolved.

The following notes refer back to the COMPARATIVE CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS DEFICITS which explain how the total issued and outstanding of 28,791,720 common shares and shareholder’s equity of 8,762,174 were reached as of December 31, 2006:

AVT-NEV

Note I	Issuance for cash
Note II	Issuance for assets
Note III	Paid-In Capital 2005
Note IV	Net Loss AVT-Nev-2005

COMBINED AVT-NEV AND AVT-DEL

(Note a)	4/27/2006	1,200,000 for assumption of debt and services
(Note b)	11/10/2006 24,833,753 shares (restricted) for outstanding shares in Automated (Nevada)
(Note c)	11/13/2006 Cancelled 9,000,000 shares issued 10/05/2005 (cert.#9014)
(Note d)	11/14/2006	1,522,366 for assumption of debt and services
(Note e)	11/21/2006	Krynicky 100 share cert not included in beginning register
(Note f)	New Issues for various investors
(Note g)	Stock for Asset exchange
(Note h)	Carry over from merger
(Note i)	Present Value of Coke and Pepsi Contracts
(Note j)	Net Profit from AVT-DEL
(Note k)	Loss from AMI-NEV

Change of Control

The change of control of the Company as of December 16, 2005 has resulted in multiple changes, including but not limited to recapitalization, change of fiscal year, change of name, and implementing the reverse acquisition of an operating company, As a result management decided to issue financial statements for the period September 1, 2005 to December 31, 2005 with notes on Midwest Venture Group, Inc. until October 5, 2005 and then with notes on AVT-DEL until December 31, 2005. Due to the change of fiscal year to a calendar year the financial statements were issued for AVT-DEL formerly known as Midwest Venture Group, Inc. to cover the period from September 1, 2005 to December 31, 2005.

The Company is considered a development stage company as defined in Statement of Financial Accounting Standards No. 7. The Company has not paid significant dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

Going Concern:

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses since inception and these loses are continuing and are expected to continue until such time as the Company is able to sufficiently expand its existing businesses or develop additional business segments whose profits are sufficient to offset ongoing losses from the Company’s operations.  The Company’s success is dependent upon numerous items, among which are the Company’s successful growth of revenues from its products and services, its ability to obtain new customers in order to achieve levels of revenues adequate to support the Company’s current and future cost structure, and its success in obtaining financing for equipment and operations, for which there is no assurance. Unanticipated problems, expenses, and delays are frequently encountered in establishing and maintaining profitable operations. These include, but are not limited to, competition, the need to develop customer support capabilities and market expertise, setbacks in product development, technical difficulties, market acceptance and sales and marketing. The failure of the Company to meet any of these conditions could have a materially adverse effect on the Company and may force the Company to reduce or curtail operations.  No assurance can be given that the Company can achieve or maintain profitable operations.

The Company believes it will have adequate cash to sustain operations until it achieves sustained profitability. However, until the Company has a history of maintaining revenue levels sufficient to support its operations and repay its working capital deficit, the Company may require additional financing. Sources of financing could include additional equity financing or debt offerings. The Company currently has a line of credit for $1,000,000 dollars SWI Trading, Inc.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Fixed Assets:

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long- Lived Assets, the Company evaluates the carrying value of long-lived assets for impairment whenever events or change in circumstances indicate that such carrying values may be recoverable. The Company estimates the future cash flows derived from an asset to assess whether or not a potential impairment exists when events or circumstances indicate the varying value of a long- lived asset may be recoverable. An impairment loss is recognized when the undiscounted future cash flows are less than its varying amount. If assets are considered to be impaired the impairment to be recognized is measured by the amount by which the varying amount exceeds the fair value of assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s products or services will continue, which could result in additional future impairment of long-lived assets. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the classification of liabilities that might result from the outcome of these uncertainties.

Inventories:

Inventories are stated at the lower cost or market with cost determined using the first-in, first-out method. Inventories consist of primarily of the food products that are sold in the vending machines.

Property and Equipment:

Property and equipment are stated at cost, net of accumulated depreciation and amortization.  Depreciation and amortization are provided using the straight-line method over the estimated useful lives or the term of the lease of the related assets, whichever is shorter. Estimated useful lives generally range from 5 to 7 years.

Maintenance and repairs are charged to expense as incurred.  Renewals and improvements of a major nature are capitalized. At the time of the retirement or other disposition of property and equipment, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gains or losses are reflected in income.

The Company purchased the controlling interest of a corporation now called, Automated Vending Technologies, Inc., a Delaware corporation, on October 5th, 2005. The purpose of the transaction was to provide a vehicle for the Company to become a publicly traded company through a reverse merger.

Revenue Recognition:

The Company recognizes revenue upon the collection of amounts received from its vending products and machine sales.

Advertising:

The Company expenses the cost of advertising as incurred.

Research and Development:

Costs incurred for research and development activities are expensed as incurred.

Stock-Based Compensation:

The Company will account for stock-based employee compensation arrangements in accordance with the provisions of Account Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued Employees, and will comply with the disclosure Provisions of SFAS No. 123, Accounting for Stock-Based Compensation, as amended.  Under APB No. 25, compensation expense is recognized based on the difference, if any, on the date of grant, between the fair value of the Company’s stock and the Exercise price stated for the option. The Company has no recorded any Compensation expense, as there have been no options issued to employees as of December 31, 2005.

Stock-based awards to non-employees are accounted for using the fair value method in accordance with SFAS No. 123 and Emerging Issues Task Force (“EITF”) Issue No. 96-18, Accounting for Equity Instruments That Are Issued To Other Than Employees For Acquiring, Or In Conjunction With Selling Goods Or Services. All transactions in which goods or services are the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the third-party performance is complete or the date on which it is probable that performance will occur.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent and expenses during reporting periods. Significant estimates made by management include, among others, recoverability of property and equipment; long- lived assets and valuation of warrants to purchase common stock and deferred tax assets. Actual results could differ from these estimates.

Risks and Uncertainties:

The Company maintains its cash accounts in financial institutions. Accounts at these institutions are insured by Federal Deposit Insurance Corporation (“FDIC”) up to $100,000. At December 31, 2005, the Company’s Bank account was less than the FDIC limiting. Accounting for stock-based compensation:

Stock-based awards to non-employees are accounted for using the fair value method in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, and Emerging Issues Task Force (“EITF”) Issue No. 96-18, Accounting For Equity Instruments That Are Issued To Other Employees For Acquiring Or In Conjunction With Selling Goods or Services. All transactions in which goods or services are the consideration receive for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the third-party performance is complete or the date on which it is probable that performance will occur.

Recent accounting pronouncements:

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004). Share-Based Payment provides investors and other users of financial statements with a complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. It covers a wide range of shared-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. This statement replaces SFAS No. 123 and supersedes APB No. 25 SFAS No. 123, as originally issued in 1995, established as a preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, SFAS No. 123 permitted entities the option of continuing to apply the guidance in APB No. 25, as long as the footnotes to financial statements disclosed what net income (loss) would have been had the preferable fair-value-based method been used. The Company will be required to apply Statement 123  in fiscal 2006. The Company is in the process of evaluating whether the adoption of Statement 123  will have a significant impact on the Company’s overall results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, Exchanges of No monetary Assets, An Amendment of APB Opinion No. 29, and Accounting for No monetary Transactions. APB No. 29 is based on the principle that exchanges of no monetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion, however, included certain exceptions to that principle. This statement amends APB No. 29 to eliminate the exception for no monetary exchanges of similar productive assets and replaces it with a general exception for the exchanges of no monetary assets that no not have commercial substance, that is, if the future cash flows of the entity are not expected to change significantly as a result of the exchange. The provisions of this statement are effective for no monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company anticipates that SFAS No. 153 will not have a material impact on the Company’s financial statements.

Other recent accounting pronouncements issued by the FASB (including EITF) and the American Institute of Certified Public Accountants did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

           In February 2006, the FASB issued SFAS No. 155.  This statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers a Servicing of Financial Assets and Extinguishments of Liabilities.  This statement resolves issues addressing in Statement No.133 Implementation Issue No, DI, “Application of Statement 1.33 to Beneficial Interest in Securitized Financial Assets.” The Company does not expect application of SFAS No. 155 to have a material affect on its financial statements.

In March 2006, the FASB issued SFAS No. 156.  This statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities.  This statement is effective as of the first fiscal year that begins after September 15, 2006.  An entity should apply the requirements for recognition and initial measurement of servicing assets and servicing liabilities prospectively to all transactions after the effective date of this Statement.  The Company does not expect application of SFAS No. 156 to have material affect on its financial statements.

In June 2006, the FASB issued interpretation No. 48, Accounting for Uncertainty in Income Taxes – An interpretation of FASB Statement No. 109, (FIN 48.)  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in all, enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes, FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return that results in a tax benefit.  Additionally, FIN 48 provides guidance on de-recognition of income statement classification of interest and penalties, accounting in interim periods, disclosure, and transition.  This interpretation is effective for the Company for its fiscal year ending June 30, 2008.  The Company has not yet evaluated the effect that the application of FIN 48 may have, if any on its future results of operations and financial condition.

In September 2006 the FASB issued SFAS No. 157, Fair Value Measurements.  This statement is effective as of the beginning of its first fiscal year that begins after November 15, 2007.  This statement defines fair value, establishes framework for measuring fair value in generally accepted accounting principles (GAAP) , and, expands disclosures about fair value measurements.  This statement applies under other accounting procurements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute.  Accordingly, this statement does not require any new fair value measurements.  However, for some entities the application of this Statement will change current practice.  The company does not expect application , of SFAS No. 157 to have material affect on its financial statements.

In September 2006, the FASB issued SFAS No. 158 Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans.  This statement amends FASB Statements No. 87. 88, 106, and 132 (R).  This statement is effective as pf the beginning of its first fiscal year that begins after December 15, 2006 but before June 16, 2007.  This statement improves financial reporting by requiring an employer to recognize an over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and, to recognize change in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of not-for-profit organization.  The Company does not expect application of SFAS No. 158 to have material affect on its financial statements.

NOTE 3- COMMITMENTS AND CONTINGENCIES

Indemnities and Guarantees:

During the normal course of business, the Company has made certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions. These indemnities include certain agreements with the Company’s officers, under which the Company may be required to indemnify such person for liabilities arising out of their employment relationship, agreements with financial institutions in connections with certain of the Company’s notes payable, and agreements with leasing of office space for certain actions arising during the Company tenancy.  The duration of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated to make significant payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying balance sheet.

Leases:

The Company has various operating lease commitments in connection with its office space and certain equipment.

Legal:

The Company may be involved from time to time in claims, lawsuits, and disputes with third parties, actions involving allegations or discrimination or breach of contract actions incidental in the normal operations of the business. The Company is currently not involved in any such litigation or disputes which management believes could have a material adverse effect on its financial position or results of operations.

Income Taxes:

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. SFAS No. 109 is an asset and liability approach that requires the recognition in the Company’s financial statements of the difference between the financial statement carrying amounts of assets and liabilities and their respective tax bases.  Measurement of the deferred items is based on currently enacted tax laws.  Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized.

The total of retained earnings of (13,401,995) reflects the net loss carry forwards from the operations of AHF-NEV, AHF-NEV, AMI-NEV, AVT-DEL from 2002 to 2006 minus the profit of AVT-DEL in 2006.
All revenue has been booked to Automated Vending Technologies, Inc., a Delaware corporation, from January 1, 2006, forward for sales tax purposes and to correctly reflect merger agreement.

All operational expenses were booked to AMI-NEV has been booked to Automated Vending Technologies, Inc., a Delaware corporation, from January 1, 2006 forward for sales tax purposes. The resulting Net Operating Loss Carry Forward was shown on the COMPARATIVE CONSOLIDATED BALANCE SHEETS for 2006 and has been included in the Retained Earnings for 2006 for AVT-DEL.

NOTE 4:  CLARIFICATION AND FULL DISCLOSURE

For purposes of clarification and full disclosure on the 12/31/2006 Consolidated Balance Sheet we have included the retained earnings of ($7,434,262) and the net loss of  (3,367,283) from the subsidiary, AMI-NEV.

In addition, on the Combined Statement of Operations, we have showed for AMI-NEV a net loss of (3,367,283) separately.

Since AMI-NEV was dissolved December 17, 2006, this will not be shown in 2007.

NOTE 5: SUMMARY OF IMPORTANT EVENTS

Hot Choice Distributors, Inc.	Incorporated on 2/27/2002. Went out of business in April 2002. Transferred some debt obligations to Automated Hot Food Systems, Inc. at that time.

Automated Hot Foods Systems, Inc.	Incorporated on 3/27/2002. Went out of business and transferred Assets and debts to Automated Vending Technologies, Inc., a Nevada Corporation on 12/31/2004.Ceased operations on that date, also.

Automated Vending Technologies, Inc.
Incorporated on 8/28/2003.  Assumed the assets and debts of Automated Hot Food Systems, Inc. on 12/31/2004. Began operation on January 1,2005. Merger approved by shareholders on 4/18/2005.Merged into Automated Management, Inc. on 5/3/2006. Ceased operation on April 16, 2006. All assets, liabilities, and revenues were transferred to AVT-DEL

Automated Management, Inc.
Incorporated on 1/12/2006 as a wholly owned Subsidiary of Automated Vending Technologies, Inc., a Delaware corporation. Merged with Automated Vending Technologies, Inc., a Nevada corporation, on 5/3/2006 with Automated Management, Inc. surviving.  Assumed operations April 17,2006. Merged out of existence on 12/8/2006 with Automated Vending Technologies, Inc., a Delaware corporation (its parent) on 12/8/2006. Completed operations on December 17, 2006.

Automated Vending Technologies, Inc.
Incorporated on 2/26/1969 as Infodex, Inc. Changed its name to Midwest Venture Group, Inc. on January 14, 2005.  Changed its name to Automated Vending Technologies, Inc. on 9/22/2005. Change of control on October 5, 2005. Merged with its wholly owned subsidiary Automated Management, Inc. on 12/8/2006 with Automated Vending Technologies, Inc., a Delaware corporation surviving. Assumed all operations on December 18, 2006.

 NOTE 5: FINANCIAL RATIOS

Current Assets minus Current Liabilities of AVT-DEL results in a Working Capital amount of $1,149,433 or ratio of 8 to 1.

The adjusted earnings per share are .06 based on the following calculations:

					Average
Net					Shares Per	Adj. Earnings
Profit	Date	Days	# Shares	Total Shares	Day	Per Share

833,234	1/1		9,972,920	1166831640	13,283,410.40	0.062727415
	4/27	117	11,172,920	2201065240
	11/10	197	36,006,673	108020019
	11/13	3	27,006,673	27006673
	11/14	1	28,528,009	199696063
	11/21	7	28,529,009	456464144
	12/7	16	28,532,343	171194058
	12/13	6	28,641,011	230249760
	12/13		28,646,011	287917200
	12/13		28,656,011	4,848,444,797
	12/13		28,781,220
	12/21	8	28,781,720
	12/21		28,791,720
	12/31	10
		365

In 2005 Income for AVT-NEV from all sources was 753,254. The Cost of Goods was 445,567.

The resulting gross profit was 277,887.

In 2006 Income for AVT-DEL from all sources was 1,675,210. The Cost of Goods was 833,234.

The resulting gross profit was 833,234.

Page

PART III

Item 1.                      Index to Exhibits and Item 2.   Description of Exhibits

Exhibit #	Description

3.1	Certificate of Incorporation filed with the Secretary of State of Delaware on February 25, 1969.

3.2	Certificate of Amendment filed with the Secretary of State of Delaware on December 16, 1985

3.3	Certificate of Amendment filed with the Secretary of State of Delaware on March 5, 1987.

3.4	Certificate of Amendment filed with the Secretary of State of Delaware on February 11, 1991.

3.5	Certificate of Renewal filed with the Secretary of State of Delaware on January 14, 2005.

3.6	Certificate of Amendment filed with the Secretary of State of Delaware on September 22, 2005.

3.7	Amended and Restated Certificate of Amendment of Incorporation filed with the Secretary of State of Delaware on April 28, 2006.

3.8	Articles of Incorporation filed with the Nevada Secretary of State on September 24, 2007.

3.9	Certificate of Amendment filed with the Nevada Secretary of State on November 30, 2007.

3.10	Certificate of Merger filed with the Secretary of State of Delaware on December 11, 2007.

3.11	Certificate of Designation of Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock filed with the Nevada Secretary of State on March 5, 2008.

3.12	Amended and Restated Bylaws dated March 12, 2008.

10.1	Consulting Agreement effective October 1, 2006 between Automated Vending Technologies, Inc. and Star Capital.

10.2	Consulting Agreement effective January 1, 2006, Between Automated Vending Technologies, Inc. and SWI Trading, Inc.

10.3	Employment Agreement effective May 1, 2006, by and between Automated Vending Technologies, Inc. and James Winsor.

10.4	Employment Agreement effective as of January 1, 2006 by and between Automated Vending Technologies, Inc., and Natalie Bishop.

10.5	Lease Agreement effective January 1, 2007 by and between AVT, Inc. and SWI Trading, Inc.

10.6	Employment Agreement effective as of January 1, 2008 by and between AVT, Inc. and Natalie Russell

10.7	Employment Agreement effective January 1, 2008, by and between AVT, Inc. and James Winsor.

10.8	Consulting Agreement effective January 1, 2008, by and between AVT, Inc. and Star Capital IR Corp.

10.9	Consulting Agreement effective January 1, 2008, by and between AVT, Inc. and SWI Trading, Inc.

10.10	Consulting Agreement effective March 1, 2008, by and between AVT, Inc. and SNI Innovations, Inc.

14.1	Code of Ethics

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

AVT, INC.

Date: August 12, 2008	By: /s/	Natalie Russell
Natalie Russell
Secretary